Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BIO-TECHNE CORPORATION,

AERO MERGER SUB, INC.

ADVANCED CELL DIAGNOSTICS, INC.,

and

FORTIS ADVISORS LLC, THE SECURITYHOLDERS’ REPRESENTATIVE

JULY 6, 2016

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(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits:

Exhibit A	Certain Definitions
[The following Exhibits have been omitted:

Exhibit B	Form of Certificate of Merger
Exhibit C-1	Form of Option Termination Agreement

Exhibit C-2	Form of Warrant Termination Agreement

Exhibit D	Form of Noncompetition and Nonsolicitation Agreement
Exhibit E	Forms of Employment Agreements
Exhibit F	Consideration Spreadsheet
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Stockholder Written Consents
Exhibit I	Sample Calculation of Closing Date Net Working Capital
Exhibit J	Form of Escrow Agreement
Exhibit K	Form of Paying Agent Agreement]

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Schedules:

[The following Schedules have been omitted:

Schedule 1.3(b)(vi)	Parties to Noncompetition and Nonsolicitation Agreements
Schedule 1.3(b)(x)	Parties to Employment Agreements
Schedule 6.2(i) Required Consents]

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 6, 2016 (the “Agreement Date”), by and among BIO-TECHNE CORPORATION, a Minnesota corporation (“Parent”), AERO MERGER SUB, INC., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), ADVANCED CELL DIAGNOSTICS, INC., a Delaware corporation (the “Company”), and FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative. Certain other capitalized terms used in this Agreement are defined in Exhibit A. Parent, Merger Sub, the Company, and the Securityholders’ Representative are occasionally referred to herein as the “parties.”

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (as that term is defined in the DGCL) whereby Merger Sub will merge with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent;

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their respective shareholders that the parties consummate the transactions contemplated hereby, upon the terms and subject to the conditions provided for herein; and

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe various conditions to the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            DESCRIPTION OF TRANSACTION.

1.1          The Merger; Effective Time; Closing; Surviving Corporation.

(a)     Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company, and the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

(b)     Effective Time. As soon as practicable on the Closing Date, and subject to the conditions set forth in this Agreement, Parent will cause to be filed with the Secretary of State of the State of Delaware the Certificate of Merger in substantially the form attached hereto as Exhibit B in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (collectively, the “Certificate of Merger”). The Merger will become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware, or at such other time as Parent and the Company agree and specify in the Certificate of Merger (the “Effective Time”).

(c)          Closing. Subject to the satisfaction or waiver of all of the conditions to the Closing contained in Section 6, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable (but not later than three Business Days) after the satisfaction or waiver of the conditions to the Closing contained in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date is agreed to in writing by all of the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” All proceedings to be taken, all documents to be executed and delivered by the parties, and all payments to be made and consideration to be delivered at the Closing will be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(d)           Surviving Corporation.

(i)     At the Effective Time, the certificate of incorporation of the Company (the “Company Charter”) will be amended and restated so as to read in its entirety as the certificate of incorporation of Merger Sub, except that the name of the Surviving Corporation will not be amended, and, as so amended and restated, such Company Charter will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Legal Requirements.

(ii)     At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company will be amended and restated so as to read in their entirety as the bylaws of Merger Sub, and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(iii)     Effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist solely of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office until the earlier of his or her resignation, removal or death or until his or her successor is duly elected and qualified, as the case may be, in accordance with the Company Charter and the bylaws of the Surviving Corporation and applicable Legal Requirements.

(iv)     Effective as of, and immediately following, the Effective Time, the only officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time.

(v)     Effective as of, and immediately following, the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub will become subject to the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.2          Deposit with Paying Agent. To the extent that Parent is obligated hereunder to deposit amounts with the Paying Agent, such amounts will be paid by wire transfer of immediately available funds to the account of the Paying Agent designated on the Closing Consideration Spreadsheet (the “Exchange Fund”). The Exchange Fund will not be used for any purpose that is not expressly provided for in this Agreement.

1.3          Closing Deliverables.

(a)           Parent Deliverables. Parent will, at or prior to the Closing, do or cause to be done each of the following:

(i)     deposit, or cause to be deposited with the Paying Agent for the benefit of the Company Stockholders, as set forth in the Closing Consideration Spreadsheet, the portion of the Closing Cash Consideration payable to such Company Stockholders for their Company Shares;

(ii)     deliver cash in an amount equal to the Aggregate Company Option Payment Amount payable at Closing, if any, set forth in the Closing Consideration Spreadsheet, by wire transfer of immediately available funds, to the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system, less any applicable income and employment withholding Taxes, in each case as set forth in the Closing Consideration Spreadsheet (for clarity, with respect to pre-Tax amounts only);

(iii)     deposit, or cause to be deposited with the Payment Agent, cash in an amount equal to the Aggregate Company Warrant Payment Amount payable at Closing, if any, set forth in the Closing Consideration Spreadsheet, by wire transfer of immediately available funds, to the Paying Agent for further distribution by the Paying Agent to the Company Warrantholders;

(iv)     deposit cash in the amount equal to the Escrow Amount and the Securityholders’ Representative Amount, by wire transfer of immediately available funds, with the Escrow Agent as set forth in Section 1.4(f) and in Section 1.4(g), respectively;

(v)     pay cash in the amount equal to the Specified Transaction Expenses, by wire transfer of immediately available funds, to each of the payees set forth in the Closing expense certificate prepared by the Company (the “Closing Expense Certificate”);

(vi)     pay cash in the amount equal to the Company Debt, by wire transfer of immediately available funds, to each of the payees set forth in the Closing debt certificate prepared by the Company (the “Closing Debt Certificate”);

(vii)     pay cash in the amount equal to the Company Change in Control Payments, if any, by wire transfer of immediately available funds, to the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system, less any applicable income and employment withholding Taxes, to each of the payees set forth in the Closing Consideration Spreadsheet (for clarity, with respect to pre-Tax amounts only);

(viii)     deliver the Parent Closing Certificate referenced in Section 6.3(c), dated as of the Closing Date and executed on behalf of Parent by an officer of Parent;

(ix)     deliver the Escrow Agreement, dated as of the Closing Date and executed by Parent and the Escrow Agent; and

(x)     deliver the Paying Agent Agreement, dated as of the Closing Date and executed by Parent and the Paying Agent.

(b)           Company Deliverables. The Company will deliver to Parent, at or prior to the Closing, as applicable, each of the following:

(i)     the Company Closing Certificate referenced in Section 6.2(d), dated as of the Closing Date and executed on behalf of the Company by an officer of the Company;

(ii)     the Escrow Agreement, dated as of the Closing Date and executed by the Company and the Securityholders’ Representative;

(iii)     resignations of each of the members of the board of directors of the Company and each officer of the Company, in each case effective as of the Closing;

(iv)     at least two Business Days prior to the Closing, the Closing Consideration Spreadsheet, which will include the Closing Expense Certificate and the Closing Debt Certificate;

(v)     a duly executed termination agreement in the form attached hereto as Exhibit C-1 (an “Option Termination Agreement”), dated as of the Closing Date and executed by holders of Company Options representing at least 95% of the then outstanding Company Options, and a duly executed termination agreement in the form attached hereto as Exhibit C-2 (a “Warrant Termination Agreement”), dated as of the Closing Date and executed by all holders of Company Warrants;

(vi)     Noncompetition and Nonsolicitation Agreements, dated prior to or as of the Closing Date, executed by each of the individuals listed on Schedule 1.3(b)(vi), in the form attached hereto as Exhibit D;

(vii)     evidence reasonably satisfactory to Parent that the Company has terminated the Company Equity Incentive Plan;

(viii)     from each holder of Company Debt, a payoff letter, in form and substance reasonably satisfactory to Parent, setting forth the total amount of outstanding Indebtedness due such Person, including accrued interest and any prepayment fees or penalties, as of the Closing Date, and releases, in form and substance reasonably satisfactory to Parent, of the Encumbrances set forth on Schedule 1.3(b)(viii);

(ix)     a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing;

(x)     employment agreements, dated as of the Closing Date, executed by each of the individuals listed on Schedule 1.3(b)(x), in the forms attached hereto as Exhibit E; and

(xi)     the Paying Agent Agreement, dated as of the Closing Date and executed by the Securityholders’ Representative.

1.4          Merger Consideration; Consideration Spreadsheet.

(a)           Merger Consideration. Subject to the terms and conditions hereof, including Section 1.5 below, the merger consideration payable by Parent at Closing pursuant to this Agreement will be calculated as follows (the “Closing Merger Consideration”):

(i)     the Aggregate Closing Merger Consideration; plus

(ii)     the Aggregate Company Option Exercise Price Amount; plus

(iii)     the Aggregate Company Warrant Exercise Price Amount; minus

(iv)     the Company Debt Payoff Amount; minus

(v)     the Specified Transaction Expenses; minus

(vi)     the Company Change in Control Payments; plus or minus, as the case may be

(vii)     the Estimated Adjustment Amount.

(b)          Consideration Spreadsheet. Attached hereto as Exhibit F is a spreadsheet (the “Consideration Spreadsheet”) setting forth all of the following information, estimated as of the Closing Date: (a) correct names of all Company Securityholders and their respective addresses, email addresses and taxpayer identification numbers as and to the extent available and reflected in the records of the Company; (b) the amount and type of each Company Security held by each such Company Securityholder, and the correct certificate numbers with respect to each such Company Security; (c) the amount of the Closing Cash Consideration payable to each Company Securityholder in connection with the Closing; (d) the Pro Rata Portion of each Company Securityholder; (e) the manner in which any distribution of the Escrow Amount will be distributed among the Company Securityholders if not in accordance with the Pro Rata Portion, and the manner in which each such distribution will be calculated; (f) the amount of Specified Transaction Expenses (including an itemized list of each such Specified Transaction Expense indicating the general nature of such expense (e.g., legal, accounting, etc.), and the Person to whom such expense is owed) and the wire transfer information of each such Person; (g) the Company Debt Payoff Amount, along with a breakdown by lender, amount of Company Debt and the wire transfer information of each lender; (h) the aggregate amount of Company Change in Control Payments, along with a breakdown by Person entitled to receive such payment; (i) the Aggregate Company Option Exercise Price Amount and the Aggregate Company Option Payment Amount as of the Closing; (j) the Aggregate Company Warrant Exercise Price Amount as of the Closing and the Aggregate Company Warrant Payment Amount; (k) the Escrow Amount; and (l) the Securityholders’ Representative Amount. In no event will the aggregate amount payable by Parent set forth on the Consideration Spreadsheet, or any update thereto, exceed the Aggregate Closing Merger Consideration, as adjusted by the Final Adjustment Amount.

(c)     Closing Consideration Spreadsheet. The Company, on behalf of the Company Securityholders, will prepare and deliver to Parent, no less than two Business Days prior to the Closing, an update to the Consideration Spreadsheet setting forth any changes in amounts due to the estimated time of the Closing or changes in the other inputs to the calculations contemplated thereby (the “Closing Consideration Spreadsheet”).

(d)     Updates to Closing Consideration Spreadsheet. Upon prior reasonable notice from Parent in connection with any scheduled distribution of the Escrow Amount or payment of any Earn-out Payments to the Company Securityholders, the Securityholders’ Representative will deliver to Parent (and to the Paying Agent and Escrow Agent, as appropriate) an updated Consideration Spreadsheet that reflects such contemplated distributions of the Escrow Amount or payment of any Earn-out Payments to Company Securityholders.

(e)     Accuracy of Consideration Spreadsheets. The Consideration Spreadsheet, the Closing Consideration Spreadsheet, and any other updates to the Consideration Spreadsheet are the sole responsibility of the Company Securityholders, and the Company Securityholders hereby agree that neither the Company nor Parent, nor any of Parent’s Affiliates, will have any responsibility or liability for any errors, omissions or inaccuracies therein. Parent, its Affiliates and Paying Agent will be entitled to rely on the accuracy of the Consideration Spreadsheet, the Closing Consideration Spreadsheet, and any other updates to the Consideration Spreadsheet in all respects, and Parent’s obligation to make any payments pursuant to this Section 1 will be deemed fulfilled to the extent that Parent makes such payments in accordance with the foregoing. For clarity, the Company Securityholders will not be liable to Parent, any of Parent’s Affiliates or Paying Agent for any errors, omissions or inaccuracies in the Consideration Spreadsheet that are corrected in the Closing Consideration Spreadsheet or any update thereto that are corrected on a timely basis in a subsequent update thereto. A correction shall only be timely if such correction is made prior to such time as Parent makes a payment, deposit, or disbursement in accordance with any inaccurate statement.

(f)     Escrow Amount. At the Closing, an amount in cash equal to $25,000,000 of the Closing Merger Consideration (the “Escrow Amount”) will be withheld and deposited by Parent in a separate account (the “Escrow Account”) with JPMorgan Chase Bank, NA (the “Escrow Agent”). The Escrow Amount will be held and distributed as provided in the Escrow Agreement and as described herein. The Escrow Amount will be held solely for the purpose of securing the post-Closing obligations of the Company Securityholders set forth in this Agreement (including the indemnification obligations of the Company Securityholders) and making any payments owed to Parent or the other Indemnified Persons pursuant to this Agreement. Subject to a reserve to the extent of any pending claims, the terms and conditions of this Agreement and the Escrow Agreement, the Escrow Agreement will provide for the release of amounts remaining in the Escrow Account on the 18-month anniversary of the Closing; provided, however, that no amounts subject to unresolved claims will be released until such claims are resolved. Any release and payment of amounts remaining in the Escrow Account to Company Securityholders will be made in accordance with the Closing Consideration Spreadsheet, as updated in accordance with this Agreement. Each of Parent and the Company will pay 50% of all fees, costs and expenses of the Escrow Agent with respect to the Escrow Account. All fees, costs and expenses of the Paying Agent with respect to the Exchange Fund, will be paid by Parent. The Escrow Amount will be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Amount will be held as a trust fund and will not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and will be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. The approval of this Agreement and the Merger by the Company Securityholders will constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow.

(g)     Securityholders’ Representative Amount. At the Closing, an amount in cash equal to $1,250,000 of the Closing Merger Consideration (the “Securityholders’ Representative Amount”) will be deposited by Parent with the Escrow Agent. The Securityholders’ Representative Amount will be used, in the sole and absolute discretion of the Securityholders’ Representative, (i) to pay or reimburse the Securityholders’ Representative Expenses, if any, incurred by the Securityholders’ Representative in accordance with or otherwise related to this Agreement, the Escrow Agreement and the Securityholders’ Representative engagement agreement and the transactions contemplated hereby and thereby; (ii) to pay or reimburse any other fees, costs or expenses incurred by the Securityholders’ Representative in the performance of its obligations as the Securityholders’ Representative; and (iii) as otherwise determined by the Advisory Group. The Escrow Agreement will provide that, upon the request of the Securityholders’ Representative, any or all of remaining Securityholders’ Representative Amount will be released and paid to the Company Securityholders (in accordance with each Company Securityholder’s Pro Rata Portion). All fees, costs and expenses of the Escrow Agent with respect to the Securityholders’ Representative Amount will be paid by the Securityholders’ Representative for and on behalf of the Company Securityholders (in accordance with each Company Securityholder’s Pro Rata Portion). The retention by the Securityholders’ Representative of any amounts in the Securityholders’ Representative Amount from time to time shall not be used as evidence that the Securityholders have any liability hereunder.

1.5           Closing Date Adjustment.

(a)     The Company will deliver to Parent the Company’s good-faith estimate of the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and a good-faith estimate of the corresponding Adjustment Amount no later than two Business Days prior to the Closing Date (the “Estimated Closing Date Net Working Capital Statement”). Such estimates will be based on the Company’s books and records, the good faith estimate of the management of the Company and other information then available. Parent will have the right to review the Estimated Closing Date Net Working Capital Statement and such supporting documentation or data of the Company as Parent may reasonably request. If Parent does not agree with the Estimated Closing Date Net Working Capital Statement, the Securityholders’ Representative and Parent will negotiate in good faith to mutually agree on an acceptable Estimated Closing Date Net Working Capital, and the Securityholders’ Representative will consider in good faith any proposed comments or changes that Parent may reasonably suggest; provided, however, that the failure to include in the Estimated Closing Date Net Working Capital any changes proposed by Parent, or the acceptance by Parent of the Estimated Closing Date Net Working Capital Statement, or the consummation of the Closing, will not limit or otherwise affect Parent’s remedies under this Agreement, including Parent’s right to include such changes or other changes in the Closing Date Net Working Capital Statement, or constitute an acknowledgment by Parent of the accuracy of the Estimated Closing Date Net Working Capital; provided, further, that the failure of Parent and the Securityholders’ Representative to reach such mutual agreement will not give any party the right to terminate this Agreement or otherwise fail to close the transactions contemplated hereunder, or otherwise delay the Closing; and the Estimated Closing Date Net Working Capital (i) delivered by the Company or (ii) as agreed to by the Securityholders’ Representative and Parent will be the figure used for purposes of determining the Estimated Adjustment Amount.

(b)     The Adjustment Amount used for the calculation of the Closing Merger Consideration on the Closing Date (the “Estimated Adjustment Amount”) will be based on the Estimated Closing Date Net Working Capital. Parent and the Company acknowledge and agree that the exact Adjustment Amount will not be known as of the Closing Date and that the Adjustment Amount determined on the Closing Date may need to be adjusted subsequent to the Closing Date on the basis set forth herein. Accordingly, no later than 90 days after the Closing Date, Parent will prepare and deliver to the Securityholders’ Representative (i) an unaudited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP and the Company’s past accounting methods, practices, policies and principles (including classification and estimation methodologies) (as adjusted by the terms of this Agreement), (ii) a determination of the Closing Date Net Working Capital, and (iii) a statement setting forth the determination of the resulting Adjustment Amount (the “Closing Date Net Working Capital Statement”), which will be accompanied by a description in reasonable detail of Parent’s differences with the Company’s determination of the Estimated Closing Date Net Working Capital. To the extent not set forth in the Closing Date Net Working Capital Statement, Parent shall be deemed to have accepted and agreed with the Company’s calculations of all other items and amounts contained in the Estimated Closing Date Net Working Capital Statement. If, for any reason, unless Parent has delivered written notice to the Securityholders’ Representative at least five days prior to the expiration of the 90-day time period required by this Section 1.5(b) that the Closing Date Net Working Capital Statement will be delayed no more than 30 calendar days following expiration of such 90-day period and the Company Securityholders are not materially prejudiced by such delay, the Parent fails to deliver the Closing Date Net Working Capital Statement within the time period required by this Section 1.5(b), the Estimated Closing Date Net Working Capital Statement delivered by the Company to the Parent prior to the Closing shall be considered for all purposes of this Agreement as being the “Closing Date Net Working Capital Statement” delivered by the Parent pursuant to this Section and the Securityholders’ Representative shall have all of its rights under this Section 1.5 with respect to such certificate.

(c)     The Securityholders’ Representative and Parent will have the right to review all records, work papers and calculations that are reasonably necessary for the purpose of reviewing the Estimated Closing Date Net Working Capital Statement, the Closing Date Balance Sheet and the Closing Date Net Working Capital Statement. The Securityholders’ Representative will have 30 days after Parent delivers the Closing Date Net Working Capital Statement and all of the aforementioned requested records, work papers and calculations in which to notify Parent in writing (such notice, a “Closing Date Net Working Capital Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Closing Date Net Working Capital Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Parent regarding the adjustment requested by the Securityholders’ Representative, an appropriate adjustment will be made thereto. If the Securityholders’ Representative does not deliver a Closing Date Net Working Capital Dispute Notice to Parent during such 30 day period, the Closing Date Net Working Capital Statement will be deemed to be accepted in the form presented to the Securityholders’ Representative. If the Securityholders’ Representative timely delivers a Closing Date Net Working Capital Dispute Notice and Parent and the Securityholders’ Representative do not agree, within 15 days after timely delivery of the Closing Date Net Working Capital Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement will be submitted for review and final determination by the Independent Accounting Firm. The Independent Accounting Firm will, to the extent reasonably practicable, be independent with respect to Parent and the Securityholders’ Representative. The review by the Independent Accounting Firm will be limited to the discrepancies and disagreements set forth in the Closing Date Net Working Capital Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Closing Date Net Working Capital and the resulting Adjustment Amount by the Independent Accounting Firm must be (i) in writing, (ii) made in accordance with GAAP (as adjusted by the terms of this Agreement) in accordance with the Company’s past accounting methods, practices, policies and principles (including classification and estimation methodologies), (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the Securityholders’ Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholders’ Representative as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than 30 days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud. The fees, costs and expenses of retaining the Independent Accounting Firm will be allocated between the Company Securityholders and Parent in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportion will be based on the amounts proposed by the Company Securityholders’ Representative and Parent. Following the resolution of all objections of the Securityholders’ Representative regarding the manner in which any item or items are treated on the Closing Date Net Working Capital Statement, by mutual agreement or Independent Accounting Firm, Parent will prepare the final Closing Date Net Working Capital Statement reflecting such resolution and will deliver copies thereof to the Securityholders’ Representative and such final Closing Date Net Working Capital Statement will be the “Final Closing Date Net Working Capital Statement,” and, for the avoidance of doubt, the final Adjustment Amount set forth in the Final Closing Date Net Working Capital Statement will be the “Final Adjustment Amount.”

(d)     If the Final Adjustment Amount exceeds the Estimated Adjustment Amount used for the calculation of the Closing Merger Consideration on the Closing Date (the “Positive Adjustment Amount”), then, within five Business Days of the final determination of the Final Adjustment Amount, Parent will deposit (i) with the Paying Agent for further distribution to the Company Stockholders and Company Warrantholders and (ii) with the Surviving Corporation for further distribution to the Company Optionholders through the Surviving Corporation’s payroll system, less any applicable income and employment withholding Taxes, the entire amount of such difference by wire transfer of immediately available funds in accordance with the Closing Consideration Spreadsheet. If the Estimated Adjustment Amount used for the calculation of the Closing Merger Consideration on the Closing Date exceeds the Final Adjustment Amount (the “Negative Adjustment Amount”), then, within five Business Days of the final determination of the Final Adjustment Amount, Parent will receive the amount of such excess by wire transfer of immediately available funds out of the Escrow Account, in accordance with the terms and conditions of the Escrow Agreement. If the Negative Adjustment Amount is equal to or greater than $1,000,000, the Company Securityholders will promptly, but in no event more than 30 calendar days after receipt of notice from the Parent of such depletion, which notice shall specify the amount that is required to be deposited by each Company Securityholder, deposit their Pro Rata Portions of the amount by which the Negative Adjustment Amount exceeds $1,000,000 into the Escrow Account with the Escrow Agent. For clarity, except for intentional fraud committed by one of the parties hereto, the process set forth in this Section 1.5 shall be the exclusive remedy of Parent and the Securityholders’ Representative for disputes related to the Estimated Closing Date Net Working Capital Statement, Closing Date Balance Sheet, Closing Date Working Capital Statement, Closing Date Net Working Capital Dispute Notice and any amounts set forth therein.

1.6           Earn-out Payments.

(a)     In addition to the Closing Merger Consideration, Parent will pay an additional aggregate amount up to $75,000,000.00 (the “Earn-out Amount”) as determined under Section 1.6(d). The Earn-out Amount shall be payable with respect to each Company Share (other than any Company Shares to be canceled pursuant to Section 1.8(a) and the Dissenting Shares), Company Options, and Company Warrants that were outstanding immediately prior to the Effective Time in an amount equal to a fraction, the numerator of which equals the applicable Earn-out Payment and the denominator of which equals the sum of the number of Company Shares that were outstanding immediately prior to the Effective Time, plus the number of Company Shares purchasable upon exercise of Company Options that were outstanding immediately prior to the Effective Time, plus the number of Company Shares purchasable upon exercise of Company Warrants that were outstanding immediately prior to the Effective Time.

(b)          With respect to that portion of each Earn-out Payment payable to the Company Stockholders and the Company Warrantholders, no more than 30 days after the applicable Earn-out Payment Date, Parent will deposit, or cause to be deposited with the Paying Agent by wire transfer of immediately available funds for the benefit of and distribution to the Company Stockholders and Company Warrantholders, that portion of such Earn-out Payment payable to the Company Stockholders and Company Warrantholders.

(c)          With respect to that portion of each Earn-Out Amount payable to the Company Optionholders, no more than 30 days after the applicable Earn-out Payment Date, Parent will deliver cash in an amount equal to the portion of such Earn-Out Payment payable to Company Optionholders to the Surviving Corporation, by wire transfer of immediately available funds, for further distribution through the Surviving Corporation’s payroll system, less any applicable income and employment withholding Taxes.

(d)          The Earn-out Payments will be determined as follows:

(i)     If Revenues for the twelve-month period beginning on January 1, 2016 and ending on December 31, 2016 (the “First Measurement Period”) equal or exceed $30,000,000.00 (the “2016 Revenue Milestone”), Parent will pay $25,000,000.00 of the Earn-out Amount (the “First Earn-out Payment”). If the 2016 Revenue Milestone is not met, then the First Earn-out Payment will roll over into calendar year 2017 and potentially qualify for payment if the 2017 Revenue Milestone is achieved, as set forth in subsection (iii) below.

(ii)     If the 2016 Revenue Milestone is met, Parent will pay an additional $50,000,000.00 if Revenues for the twelve-month period beginning on January 1, 2017 and ending on December 31, 2017 (the “Second Measurement Period”) equal or exceed $45,000,000.00 (the “2017 Revenue Milestone”).

(iii)     If the 2016 Revenue Milestone is not met during the First Measurement Period, but the 2017 Revenue Milestone is met during the Second Measurement Period, then the payment made upon achievement of the 2017 Revenue Milestone will be $75,000,000.00 (the payment made pursuant to clause (ii) or (iii), as applicable, the “Second Earn-Out Payment”).

(iv)     If the 2016 Revenue Milestone is met during the First Measurement Period, but the Revenues during the Second Measurement Period are at or below $40,000,000.00, no additional payments will be made. If the 2016 Revenue Milestone is met during the First Measurement Period and the Revenues for calendar year 2017 exceed $40,000,000.00, but are less than $45,000,000.00, then the additional payment (the “Reduced Second Earn-Out Payment”) will be at least $20,000,000.00 and up to a maximum of $40,000,000.00. Such additional payment will be calculated on a sliding scale using the following formula:

E = 4R – 140,000,000

where

E = the Reduced Second Earn-Out Payment to be paid; and

R = Revenues achieved in calendar year 2017.

(e)          Parent will have the right to offset any Damages finally determined pursuant to the procedures and subject to the limitations set forth in Section 8 to be owed to Parent Indemnified Persons, subject to the limitations contained in Section 8, against any of the First, Second or Reduced Second Earn-out Payment owed under this Section 1.6.

(f)          No later than 60 days after the end of each Earn-out Measurement Period, Parent will prepare and deliver to the Securityholders’ Representative (i) an unaudited statement of income of the Surviving Corporation for such Earn-out Measurement Period, (ii) a statement of the Revenues for such Earn-out Measurement Period, and (iii) a statement setting forth Parent’s determination of the resulting Earn-out Payment in respect of such Earn-out Measurement Period (collectively, the “Earn-out Statements”). Parent shall provide the Securityholders’ Representative with all information directly relating to the Earn-out Statements (in electronic format, if available) that the Securityholders’ Representative may reasonably request in order to review each Earn-out Statement, including the relevant books, records and documents Parent prepared or reviewed in preparing such Earn-out Statement. In addition, Parent shall provide the Securityholders’ Representative and its advisors with reasonable access during regular business hours to employees of Parent and the Surviving Corporation reasonably necessary to complete its review of such Earn-out Statement. The provisions of Section 1.5(c) shall apply mutatis mutandis to any dispute regarding any Earn-out Payment or the information set forth in an Earn-out Statement.

(g)          From the Closing Date through the end of the Second Measurement Period, Parent covenants and agrees that (i) it will not take any action, the primary intent of which is to reduce the amount of the Earn-out Payments, and (ii) it will use commercially reasonable efforts to achieve the Revenue Milestones set forth in Section 1.6(d) hereof. In addition, from the Closing Date through the end of the Second Measurement Period, Parent covenants and agrees as follows:

(i)     Throughout the First Measurement Period (during the time Parent controls the Company) and the Second Measurement Period, Parent shall (v) allow the senior management members of the Company who become continuing employees to make operational decisions for the Surviving Corporation during such times as they remain continuing employees provided such decisions do not contradict or violate Parent’s policies or requirements that are generally applicable to Parent’s other lines of business and further provided that all operational decisions are consistent in all material respects with the operating plan included as Section 1.6(g)(i)(w) of the Company Disclosure Schedule and such employees remain employed with the Surviving Corporation and are not in material breach or violation of any of Parent’s policies or codes of conduct or any agreement relating to such employee’s employment with the Surviving Corporation, (w) support the conduct of the business of the Company consistent in all material respects with the operating plan included as Section 1.6(g)(i)(w) of the Company Disclosure Schedule and (x) continue to make each of the products of the Company available for sale; (y) not require any continuing employee of the Company to spend more than a de minimis amount of time on responsibilities unrelated to the business of the Company; and (z) continue to operate the Surviving Corporation as a going concern and shall not (1) engage in discounting, promotional and refund practices that are materially inconsistent with those of the Company pre-Closing, (2) materially and adversely change the compensation structure or levels for sales personnel of the Surviving Corporation from those of the Company pre-Closing, or (3)  permit the sale of equipment or other material assets of the Surviving Corporation outside the ordinary course of business. Subject to the foregoing, the parties hereto acknowledge and agree that Parent may make, from time to time, such business decisions as it deems appropriate in Parent’s reasonable and good faith discretion in the conduct of the business of the Company, including actions with respect to the ownership and operation of the assets used in connection with such business. Upon the written request of the Securityholders’ Representative no more than once a fiscal quarter, Parent shall furnish a report in reasonable detail regarding the Revenues achieved for the most recently completed fiscal quarter of the Surviving Corporation.

(ii)     In the event of any divesting sale, exclusive license or other disposition of a product line of the Company during such period by Parent, any of its Affiliates or the Surviving Corporation to a third party (a “Product Sale”) or any acquisition of the business of the Company during such period by a third party, whether by an acquisition of all or substantially all of the capital stock of the Surviving Corporation (by merger, consolidation, stock sale or otherwise) or all or substantially all of the assets used in such business (a “Business Sale”), after such Product Sale or Business Sale, revenues attributable to products of the Company sold, licensed or otherwise transferred to a third party in a Product Sale or Business Sale will continue to be deemed Revenues under this Agreement. In addition, upon the occurrence of any Product Sale or Business Sale during such period, Parent shall cause the third party acquiring a Company product and/or the business of the Company, as applicable, to assume the obligations of Parent (and Parent shall remain responsible for such third party’s performance) under this Section 1.6 with respect to any Company products acquired by such third party. In the event of any assumption of any obligations of Parent under the preceding sentence, the third party assuming such obligations shall enter into an agreement with the Securityholders’ Representative, on behalf of the Company Securityholders, in a form reasonably acceptable to the Securityholders’ Representative, agreeing to be bound by the applicable provisions of this Agreement, to ensure that the Company Securityholders’ rights to receive the Earn-out Amount are not adversely affected by such Product Sale or Business Sale.

(iii)     In the event that any Acquisition Proposal involving Parent (substituting references to “Parent” for references to “the Company” and references to “50.1%” for references to “15%” in the definition thereof) occurs during such period, Parent shall cause Parent’s successor entity or surviving entity to assume the obligations of Parent (and, if Parent survives such transaction, Parent shall remain responsible for such entity’s performance) under this Section 1.6. In the event of any assumption of any obligations of Parent under the preceding sentence, Parent’s successor entity or surviving entity shall enter into an agreement with the Securityholders’ Representative, on behalf of the Company Securityholders, in a form reasonably acceptable to the Securityholders’ Representative, agreeing to be bound by the applicable provisions of this Agreement, to ensure that the Company Securityholders’ rights to receive the Earn-out Amount are not adversely affected by such Acquisition Proposal involving Parent.

(iv)     If there is an Earn-out Event of Default, then the maximum Earn-out Amount that may otherwise be earned pursuant to this Section 1.6 after the occurrence of an Earn-out Event of Default shall be accelerated and become immediately due and payable. For purposes of this Section 1.6(g)(iv), the term “Earn-out Event of Default” shall mean the occurrence of any material breach or material default of or material violation in the performance of any of the covenants or agreements contained in this Section 1.6 by Parent that is not cured within 20 Business Days following Parent’s receipt of written notice from the Securityholders’ Representative of the occurrence of such breach, default or violation.

1.7          Transfer Taxes. All transfer, documentary, recording and other similar fees payable in connection with the execution and delivery of this Agreement, the consummation of the Closing and the other transactions contemplated hereby will be the responsibility of, and will be paid 50% by the Company Securityholders and 50% by the Parent.

1.8          Treatment of Company Securities.

(a)      Conversion. At and as of the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Securityholder, each Company Share outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive from Parent, promptly following the surrender of the certificate representing such Company Share (each, a “Company Stock Certificate”) and a properly completed Letter of Transmittal, the consideration set forth on the Consideration Spreadsheet, as updated in accordance with this Section 1. Notwithstanding the foregoing, (i) no consideration will be paid with respect to any Company Share held in treasury of the Company and each Company Share owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, and (ii) each Dissenting Share will be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the DGCL. For purposes of calculating the amount of the Closing Merger Consideration payable to each Company Securityholder pursuant to this Section 1, all amounts payable in cash to such Company Securityholder will be aggregated and rounded up to the nearest whole cent (with $0.005 being rounded upward) and computed after aggregating the amounts payable for all shares of each class of Company Shares held by such Company Securityholder represented by a particular stock certificate, option grant, or warrant. From and after the Effective Time, the holders of Company Shares, Company Options, and Company Warrants will cease to have any rights with respect to the Company Shares, Company Options, and Company Warrants represented thereby, other than the right to receive the amounts provided in this Section 1 or, with respect to the holders of Company Shares who properly perfect such Company Securityholders’ appraisal rights in accordance with Section 262 of the DGCL, the right to exercise their appraisal rights in accordance with Section 262 of the DGCL.

(b)     Each share of the common stock, par value $0.0001 per share, of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation, and, as of the Effective Time, all such shares will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will remain outstanding and evidence ownership of shares of common stock of the Surviving Corporation.

1.9          Surrender of Company Stock Certificates.

(a)     At the Effective Time, holders of Company Stock Certificates representing the Company Shares will cease to have any rights as shareholders of the Company, and the stock transfer books of the Company will be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and will be exchanged as provided in this Section 1.9.

(b)     Prior to the Closing, the Company will deliver to each Company Stockholder a letter of transmittal in the form attached hereto as Exhibit G (each, a “Letter of Transmittal”). At least two Business Days, but not more than five Business Days prior to the Closing, the Company will deliver to Parent properly completed and duly executed Letters of Transmittal, effective as of the Effective Time and executed by Company Stockholders holding no less than 95% of the voting power of the Company Shares as of the Closing, together with the appropriate Company Stock Certificate (or an affidavit of loss and a bond in lieu thereof). Following the Effective Time, the holder of a Company Stock Certificate will be entitled to receive in exchange therefor payment of an amount equal to the applicable amount set forth on the Closing Consideration Spreadsheet, and the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate will be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender an amount equal to the applicable amount set forth on the Closing Consideration Spreadsheet. If any Company Stock Certificate is lost, stolen or destroyed, the owner of such lost, stolen or destroyed Company Stock Certificate may provide (in lieu of such Company Stock Certificate) an appropriate affidavit as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate; provided, however, that the owner of any such Company Stock Certificate will also be required to deliver a bond in such sum as the Paying Agent in its reasonable discretion may require.

(c)     Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Securityholders’ Representative, the Paying Agent, or the Escrow Agent will be liable to any Company Securityholder for any portion of the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any Aggregate Merger Consideration remaining undistributed to Company Securityholders immediately prior to such time as such Aggregate Merger Consideration payable to the Company Securityholders pursuant to this Section 1 would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, but thereafter remaining subject to any and all claims or interest of any Person previously entitled thereto.

1.10        Dissenting Shares.

(a)     Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are held by a Company Stockholder exercising such Company Stockholder’s right to demand appraisal in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive payment in accordance with Sections 1.8 and 1.9, and such Company Stockholders will be entitled only to such rights as may be granted to such Company Stockholders in Section 262 of the DGCL; provided, however, that if such Company Stockholder’s right of appraisal is not perfected, or if such Company Stockholder’s demand for payment is withdrawn pursuant to Section 262(k) of the DGCL, as of the later of the Effective Time or the time of the failure to perfect such status or the withdrawal of such demand, such shares will automatically be converted into and will represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) payment in accordance with Sections 1.8 and 1.9.

(b)     The Company will (i) give Parent prompt written notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company will not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent has consented in writing to such payment or settlement offer, such consent not to be unreasonably withheld, delayed or conditioned.

1.11      Withholding Rights. Parent, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Securityholder such amounts as Parent, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Parent, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of which such withholding and payment was made.

1.12      Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Securities six months following the final Earn-Out Payment Date will, upon demand by Parent, be delivered to Parent, and any holder of Company Securities who has not previously complied with the provisions of this Section 1 will be entitled, after complying with the provisions of this Section 1, and subject to any escheat or similar laws, to receive from Parent payment of the applicable portion of such undistributed amount with respect to such Company Securities.

1.13       Treatment of Company Options.

(a)     Company Options will not be continued, assumed or substituted by the Surviving Corporation or Parent as part of the Merger. Prior to the Closing, the Company’s board of directors will adopt appropriate resolutions and will take all other actions necessary and appropriate to cause each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, to be cancelled and converted into the right to receive (subject to the terms and conditions of this Agreement and the Option Termination Agreements) cash payments with respect thereto equal to the amounts set forth on the Consideration Spreadsheet, as updated in accordance with this Section 1, less any applicable withholding Taxes , at the time(s) described herein.

(b)     As of the Effective Time, all Company Options that are vested as of immediately prior to the Effective Time (“Vested Company Options”) will be cancelled and converted into the right to receive (i) promptly after the Effective Time, an amount in cash, without interest, equal to the product of (A) the aggregate number of Company Shares for which such Vested Company Option was vested immediately prior to the Effective Time, multiplied by (B) the difference between the per Company Share amount of the Closing Cash Consideration minus the per share exercise price of such Company Option, (ii) a Pro Rata Portion of the release of any Escrow Amount or Final Adjustment Amount payable to Company Securityholders, (iii) the portion of each Earn-out Payment, if any, payable with respect to such Company Option in the manner provided in Section 1.6 and (iv) a Reallocation Pro Rata Portion of the release of any Total Reallocated Merger Consideration payable to the Company Securityholders as provided in Section 1.17.

(c)     As of the Effective Time, all Company Options that are unvested as of immediately prior to the Effective Time (“Unvested Company Options”) will be cancelled and converted into the right to receive, within 15 days after the applicable date or dates on which such Unvested Company Option would have become vested pursuant to its original terms (including without limitation as a result of any accelerated vesting resulting from a termination of employment), but provided that such Company Optionholder remains in continuous service with the Company, the Parent or an affiliate thereof on each such date, (1) the amount described in Section 1.13(b)(i) above and (2) at such time following the Effective Time as payments are made to Company Stockholders, the amounts described in Sections 1.13(b)(ii), (iii) and (iv) above (or, if such payments have already been made to Company Stockholders, at the same time as the payment is made to such former Company Optionholder pursuant to Clause (1) above). Notwithstanding the foregoing sentence, the payment amounts pursuant to this Subsection (c) may be accrued, aggregated and paid on a quarterly basis but no later than 30 days after the end of an applicable quarter, provided that the Company Optionholder need not remain employed on the payment date to receive such accrued payments. Notwithstanding anything to the contrary in this subsection (c), any then-unvested Company Options as of the last day of the Second Measurement Period shall be accelerated in full with respect to any Company Optionholder who remains in continuous service to the Company, the Parent or an affiliate thereof on such date. Any amounts that do not become payable in respect of such Unvested Company Options pursuant to this subsection (c) shall become payable to the Company Securityholders pursuant to Section 1.17 below.

(d)     In accordance with this Agreement and the Option Termination Agreements, as promptly as reasonably practicable in the ordinary course of business following the date that any portion of the amount set forth on the Consideration Spreadsheet is due (and, with respect to payments made as of the Closing, if any, no later than the first regular payroll date occurring at least three Business Days after the Effective Time), the Surviving Corporation, through the Surviving Corporation’s payroll system, will pay to the former holders of Company Options such amounts as such holders will be entitled to receive pursuant to this Section 1.13 and the Option Termination Agreements, reduced by applicable withholding Taxes.

(e)     In accordance with Section 1.15 below, any portion of the proceeds payable with respect to any Company Option that is held in the Escrow Account will be subject to withholding for income and employment Taxes at such time as the amounts are payable to the holders of such Company Options. Any portion of any Earn-out Payment that becomes payable with respect to any Company Option will be subject to withholding for income and employment Taxes as of the applicable Earn-out Payment Date.

1.14        Treatment of Company Warrants.

(a)     Company Warrants will not be continued, assumed or substituted by the Surviving Corporation or Parent as part of the Merger. Prior to the Closing, the Company’s board of directors will adopt appropriate resolutions and will take all other actions necessary and appropriate to cause each Company Warrant that is outstanding immediately prior to the Effective Time, whether vested or unvested, to and be cancelled and converted into the right to receive (subject to the terms and conditions of this Agreement) a cash payment with respect thereto equal to the amount set forth below, less any applicable withholding Taxes , at the time(s) described herein.

(b)     As of the Effective Time, all Company Warrants will be cancelled and converted into the right to receive (i) promptly after the Effective Time, an amount in cash, without interest, equal to the product of (A) the aggregate number of Company Shares for which such Company Warrant was vested immediately prior to the Effective Time, multiplied by (B) the difference between the per Company Share amount of the Closing Cash Consideration minus the per share exercise price of such Company Warrant, (ii) a Pro Rata Portion of the release of any Escrow Amount or Final Adjustment Amount payable to Company Securityholders, (iii) the portion of each Earn-out Payment, if any, payable with respect to such Company Warrant in the manner provided in Section 1.6, and (iv) a Reallocation Pro Rata Portion of the release of any Total Reallocated Merger Consideration payable to the Company Securityholders as provided in Section 1.17.

(c)     In accordance with this Agreement and the Warrant Termination Agreements, as promptly as reasonably practicable in the ordinary course of business following the date that any portion of the amount set forth on the Consideration Spreadsheet is due to Company Warrantholders, Parent will deposit, or cause to be deposited with the Payment Agent, cash in an amount equal to such amount by wire transfer of immediately available funds, for further distribution by the Paying Agent to the Company Warrantholders in accordance with the updated Consideration Spreadsheet.

1.15        Securityholders’ Representative.

(a)     Each Company Securityholder, by virtue of the approval of the Merger and this Agreement and without any further action of any of the Company Securityholders or the Company, hereby irrevocably constitutes and appoints Fortis Advisors LLC as his, her or its sole, exclusive, true and lawful agent and attorney-in-fact (the “Securityholders’ Representative”), with full power of substitution to act in such Company Securityholder’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement or the Escrow Agreement, and to act on such Company Securityholder’s behalf in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents, on such Company Securityholder’s behalf, as the Securityholders’ Representative deems necessary or appropriate in connection with the transactions contemplated by this Agreement or the Escrow Agreement, including the power: (i) to execute and deliver this Agreement and any and all amendments, waivers or modifications hereof; (ii) to waive any condition to the obligations of such Company Securityholder to consummate the transactions contemplated by this Agreement; (iii) to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Company Securityholder that the Securityholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement; (iv) to receive on behalf of, and to distribute (after payment of (A) any unpaid expenses chargeable to the Company Securityholders or the Company prior to the Closing in connection with the transactions contemplated by this Agreement, and (B) amounts payable by the Company Securityholders pursuant to Section 1.5), all amounts payable to such Company Securityholder under the terms of this Agreement or the Escrow Agreement; (v) with respect to any claims for indemnification made by Parent hereunder, agree to, object to, negotiate, enter into settlements and compromises of, and demand litigation of and comply with orders and awards of courts with respect to such claims; and (vi) to do or refrain from doing any further act or deed on behalf of such Company Securityholder as is assigned, delegated or charged to the Securityholders’ Representative or that the Securityholders’ Representative otherwise deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, the Escrow Agreement or the Securityholders’ Representative engagement agreement, as fully and completely as such Company Securityholder could do if personally present. All such actions set forth or described in this Section 1.14(a) will be deemed to be facts ascertainable outside this Agreement and will be binding on the Company Securityholders. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Company Securityholders, except as expressly provided herein and in the Escrow Agreement the Securityholders’ Representative engagement agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.

(b)     The appointment of the Securityholders’ Representative and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder (i) are deemed coupled with an interest and are irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of any assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Escrow Amount or Earn-out Amount. Parent, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Securityholders’ Representative on behalf of the Company Securityholders in all matters referred to herein. All notices delivered by Parent or the Company (following the Closing) to the Securityholders’ Representative (whether pursuant hereto or otherwise) for the benefit of the Company Securityholders will constitute notice to the Company Securityholders. The Securityholders’ Representative will act for the Company Securityholders on all of the matters set forth in this Agreement in the manner the Securityholders’ Representative believes to be in the best interest of the Company Securityholders as a whole and consistent with its obligations under this Agreement, but the Securityholders’ Representative will not be responsible to the Company Securityholders for any loss or damages it or they may suffer by reason of the performance by the Securityholders’ Representative of its duties under this Agreement, other than loss or damage arising from fraud by the Securityholders’ Representative.

(c)     If the Securityholders’ Representative resigns, which it may do at any time, or is otherwise similarly unable to carry out its duties hereunder, then the Company Securityholders with an aggregate Pro Rata Portion of 50.1% (the “Requisite Company Securityholders”) will, within five Business Days, appoint a new Securityholders’ Representative. The Requisite Company Securityholders may at any time, for any reason or no reason, remove the Securityholders’ Representative. If at any time there is not a Securityholders’ Representative and the Company Securityholders fail to designate in writing a successor Securityholders’ Representative within five Business Days after receipt of a written request delivered by Parent to the Requisite Company Securityholders requesting that a successor Securityholders’ Representative be designated in writing, then Parent may petition a court of competent jurisdiction to appoint a new Securityholders’ Representative hereunder. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d)     All actions, decisions and instructions of the Securityholders’ Representative taken, made or given pursuant to the authority granted to the Securityholders’ Representative pursuant to this Section 1.14, the Escrow Agreement or the Securityholders’ Representative engagement agreement will be conclusive and binding upon each Company Securityholder and such Company Securityholder’s successors as if expressly confirmed and ratified in writing by such Company Securityholder, and no Company Securityholder will have the right to object, dissent, protest or otherwise contest the same. All defenses which may be available to any Company Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith in accordance with this Agreement, the Escrow Agreement or the Securityholders’ Representative engagement agreement are waived. Each Company Stockholder, by the execution and delivery of a Letter of Transmittal, each Company Optionholder, by the execution and delivery of any Option Termination Agreement, and each Company Warrantholder by the execution and delivery of any Warrant Termination Agreement, will be deemed to have approved, confirmed and ratified any action taken by the Securityholders’ Representative in the exercise of the power-of-attorney granted to the Securityholders’ Representative pursuant to this Section 1.14, which power-of-attorney, being coupled with an interest, is irrevocable and will survive the death, incapacity or incompetence of each such Company Securityholder.

(e)     The Securityholders’ Representative Group will not be liable to the Company Securityholders for any act done or omitted hereunder in its capacity as the Securityholders’ Representative unless caused by fraud by the Securityholders’ Representative. The Securityholders’ Representative will not have any fiduciary, agency or other duties to the Company Securityholders and its only obligations will be as expressly set forth in this Agreement. The Securityholders’ Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party. The Securityholders’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company Securityholders hereunder, and Parent and the Company agree that they will not look to the underlying assets of the Securityholders’ Representative for the satisfaction of any obligations of the Company Securityholders (or any of them). The Company Securityholders will severally, in accordance with their respective Pro Rata Portions (and not jointly), indemnify and defend the Securityholders’ Representative Group and hold the Securityholders’ Representative Group on demand harmless against any damages, losses, claims, liabilities, fees, costs, expenses, judgments, fines or amounts paid in settlement incurred by the Securityholders’ Representative Group and arising out of or in connection with the acceptance, performance or administration of the Securityholders’ Representative duties hereunder , under the Escrow Agreement, or under any Securityholders’ Representative engagement agreement including the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors or skilled professionals retained by the Securityholders’ Representative (collectively, the “Securityholders’ Representative Expenses”), in each case as such fees and expenses are incurred, which rights will survive the resignation or removal of the Securityholders’ Representative. The Securityholders’ Representative will be entitled to retain its own counsel and other professional advisers in connection with the acceptance, performance or administration of the Securityholders’ Representative’s duties hereunder or under the Escrow Agreement or the exercise of any of the Securityholders’ Representative’s rights hereunder, and will further be entitled to withdraw from the Securityholders’ Representative Amount the amount of any fees and expenses of such counsel and professionals, and in the event that the Securityholders’ Representative Amount has been fully depleted, the amount of such fees and expenses may be withdrawn from any portion of the Escrow Amount otherwise distributable to the Company Securityholders, at the time of such distribution (provided, that nothing in this Section 1.14(e) shall relieve the Company Securityholders of their obligation to promptly pay such fees and expenses as they are suffered or incurred, nor prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise). The Company Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. In the event of any ambiguity or uncertainty hereunder, the Securityholders’ Representative may, in its sole and reasonable discretion, refrain from taking any action, unless the Securityholders’ Representative receives written instructions, signed by the Requisite Company Securityholders, that eliminate such ambiguity or uncertainty.

(f)     If (i) the Securityholders’ Representative elects (1) to assume and control the defense and/or management of any Third Party Claim at the expense of Company Securityholders in accordance with Section 8.1(f) hereof or (2) to take any other action under this Agreement or the Escrow Agreement that may require the payment of amounts out of the Securityholders’ Representative Amount, including for any attorneys, accountants, auditors or other advisors, and (ii) the Securityholders’ Representative’s good faith estimate of the reasonable expenses to be incurred by the Securityholders’ Representative in connection with any such action exceeds the balance of the Securityholders’ Representative Amount, the Securityholders’ Representative may refrain from taking any such action until such time as the Securityholders’ Representative, upon seven days’ notice to the Company Securityholders, receives written commitments signed by the Requisite Company Securityholders for payment of such expenses, in which case all Company Securityholders will pay their Pro Rata Portion of such estimated expenses. Any such initial notice by the Securityholders’ Representative to the Company Securityholders will include a statement of the balance of the Securityholders’ Representative Amount, the good faith estimate of the reasonable expenses to be incurred by the Securityholders’ Representative, the amount by which the estimated expenses to be incurred exceed the balance of the Securityholders’ Representative Amount, and each Company Securityholder’s Pro Rata Portion of such excess expense amount. Each Company Securityholder will deliver its Pro Rata Portion of any excess expense amount by wire transfer of immediately available funds, using the wire instructions identified in any such initial notice, no later than ten days following the date on which the Securityholders’ Representative gives such Company Securityholder notice of the receipt of commitments signed by the Requisite Company Securityholders for payment of such excess expenses; provided, however, that no Company Securityholder will be required to make any payments, individually or in the aggregate, pursuant to this Section 1.14(f) in excess of the Aggregate Merger Consideration previously received by such Company Securityholder. Any amounts thus paid will increase the balance of the Securityholders’ Representative Amount. The Securityholders’ Representative may invest the Securityholders’ Representative Amount as it determines in its discretion.

(g)     Certain Company Securityholders (the “Advisory Group”) have concurrently herewith entered into a letter agreement with Securityholders’ Representative regarding direction to be provided by the Advisory Group to Securityholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Securityholders’ Representative engagement agreement. Neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”) shall incur any liability to the Company Securityholders while acting in good faith and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under any Securityholders’ Representative engagement agreement (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members. This indemnification and exculpation shall survive the termination of this Agreement.

1.16        Tax Treatment. Absent a determination within the meaning of Section 1313(a) of the Code, for U.S. federal income tax purposes, no party hereto shall take any action or filing position inconsistent with the following characterizations: (i) the portions of the Escrow Amount and the Earn-out Amount allocable to the Company Stockholders are intended to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of non-U.S., state or local law, as appropriate, and (ii) the portions of the Escrow Amount and the Earn-out Amount allocable to Company Optionholders are not intended to be compensation or wages, or subject to withholding as such, unless and until such portions (or any part thereof) are distributed to Company Optionholders.

1.17        Reallocation of Merger Consideration.

(a)          For purposes of this Agreement:

(i)     “Total Nominal Merger Consideration” means (i) the Closing Merger Consideration (net of the Aggregate Company Option Exercise Amount and Aggregate Company Warrant Exercise Amount), (ii) plus or minus the Positive Adjustment Amount or Negative Adjustment Amount, as applicable, and (iii) plus the First Earn-Out Payment, the Second Earn-Out Payment and/or the Reduced Second Earn-Out Payment, as applicable.

(ii)     “Total Reallocated Merger Consideration” means the aggregate amount of the Total Nominal Merger Consideration forfeited by holders of Unvested Company Options following the Closing as a result of termination of service (calculated after giving effect to any applicable acceleration provisions).

(iii)     “Net Nominal Merger Consideration” means (i) the Total Nominal Merger Consideration minus (ii) the Total Reallocated Merger Consideration.

(iv)     “Reallocation Pro Rata Portion” means, with respect to a Company Securityholder, a fraction measured as of the time of determining such Company Securityholder’s Reallocation Pro Rata Portion, the numerator of which is the amount of the Net Nominal Merger Consideration such holder is entitled to receive (including amounts previously paid) as of such determination date and the denominator of which is the Net Nominal Merger Consideration all Company Securityholders are entitled to receive (including amounts previously paid) as of such determination date. For clarity, the foregoing calculation will be made without regard to any amounts paid by the Company Securityholders to satisfy indemnification claims of the Indemnified Persons or Securityholders’ Representative.

(b)         No more than 30 days following the final determination of the Second Earn-Out Payment or the Reduced Second Earn-Out Payment, as applicable, Securityholders’ Representative will calculate the Total Nominal Merger Consideration, Total Reallocated Merger Consideration, Net Nominal Merger Consideration and Reallocation Pro Rata Portion for each Company Securityholder, and shall deliver to Parent an updated Consideration Spreadsheet setting forth the Total Reallocated Merger Consideration payable to each Company Securityholder. Promptly following the receipt of such updated Consideration Spreadsheet, (i) with respect to that portion of the Total Reallocated Merger Consideration payable to the Company Stockholders and Company Warrantholders, Parent will deposit, or cause to be deposited with the Paying Agent by wire transfer of immediately available funds for the benefit of and distribution to the Company Stockholders and Company Warrantholders, that portion of such Total Reallocated Merger Consideration payable to the Company Stockholders and Company Warrantholders, and (ii) with respect to that portion of the Total Reallocated Merger Consideration payable to the Company Optionholders, Parent will deliver cash in an amount equal to the portion of such Total Reallocated Merger Consideration payable to Company Optionholders to the Surviving Corporation, by wire transfer of immediately available funds, for further distribution through the Surviving Corporation’s payroll system, less any applicable income and employment withholding Taxes.

(c)     The determination of the Reallocation Pro Rata Portion and the other calculations required pursuant to Section 1.17(b) are the sole responsibility of the Company Securityholders, and the Company Securityholders hereby agree that neither the Company nor Parent, nor any of Parent’s Affiliates, will have any responsibility or liability for any errors, omissions or inaccuracies therein. Parent, its Affiliates and Paying Agent will be entitled to rely on the accuracy of any Consideration Spreadsheet relating to or resulting from such calculations in all respects, and Parent’s obligation to make any payments pursuant to this Section 1.17 will be deemed fulfilled to the extent that Parent makes such payments in accordance with the foregoing.

1.18       Merger Consideration. In no event shall Parent be required to pay the Company Securityholders cash in an amount greater than the Aggregate Closing Merger Consideration (for the avoidance of doubt, as adjusted pursuant to Section 1.5 of this Agreement) plus the Earn-Out Payments earned pursuant to Section 1.6, if any, plus amounts payable by Parent pursuant to Section 8, if any.

2.           REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. Except as disclosed in a disclosure schedule of even date herewith delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and provided the Closing occurs, as of the Closing, that the following statements are true and correct:

2.1       Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Company’s current business requires such qualification, except where the failure to so qualify would not have a Company Material Adverse Effect. Each jurisdiction where the Company is qualified to do business is set forth in Section 2.1 of the Company Disclosure Schedule. The Company has posted in the Data Room true and correct copies of the Company Charter and bylaws of the Company, in each case as in effect as of the date of this Agreement.

2.2       Company Subsidiaries. With the exception of the Subsidiaries set forth in Section 2.2 of the Company Disclosure Schedule (the “Company Subsidiaries”), the Company does not have any Subsidiaries. Each of the Company Subsidiaries is wholly owned by the Company, duly organized and validly existing under the laws of the jurisdiction of its organization, and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company Subsidiaries is in good standing (if such concept is applicable in the relevant jurisdiction). The Company has posted in the Data Room true and correct copies of the organizational documents of each of the Company Subsidiaries, in each case as in effect as of the date of this Agreement.

2.3         Power and Authority.

(a)     The Company has all requisite power and authority to execute and deliver this Agreement and all documents contemplated hereby to which the Company is a party or signatory, to consummate the Closing and the other transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and all documents contemplated hereby to which the Company is a party or signatory, and the consummation by the Company of the Closing and the other transactions contemplated hereby and thereby, including the Merger, have been duly authorized and approved unanimously by the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the completion of the Merger, the Required Stockholder Approval, which will be obtained prior to Closing pursuant to Section 5.7(a). The Required Stockholder Approval is the only vote of the holders of any class or series of Company Shares necessary to adopt this Agreement and approve the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)     The Company’s board of directors (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the Company Stockholders, (ii) approved this Agreement, including the Certificate of Merger, (iii) resolved to recommend the adoption of this Agreement to the Company Stockholders and to seek such adoption as described in Section 5.7, and (iv) taken reasonably necessary action to prevent the application of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulations of any jurisdiction or any anti-takeover provisions in the Company Charter or the Company’s bylaws to the Company, Parent, Merger Sub, the Merger, this Agreement or the transactions contemplated hereunder.

2.4         Capitalization.

(a)     The authorized, issued and outstanding capital stock of the Company as of the Agreement Date is set forth in Section 2.4(a) of the Company Disclosure Schedule. The Company Securities constitute all of the issued and outstanding equity securities in the Company as of the Agreement Date. All outstanding Company Shares (a) are duly authorized, validly issued, fully paid and non-assessable, (b) are free of any Encumbrances, and (c) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company Charter or bylaws of the Company or any agreement to which the Company is a party or by which it is bound. With the exception of the Company Options and Company Warrants set forth in Section 2.4(a) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements that are outstanding as of the Agreement Date to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares or obligating the Company to grant, or enter into any option, warrant, call, right, commitment or agreement regarding Company Shares. Except for the Company Charter and the Company Equity Incentive Plan, and except as set forth in Section 2.4(a) of the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to the voting, purchase or sale of Company Shares (x) between or among the Company and any of the Company Securityholders; and (y) to the Knowledge of the Company, between or among any Company Securityholder. Other than the Required Stockholder Approval or as provided for in this Agreement, no consent of any Company Securityholders is required to carry out the transactions contemplated by this Agreement.

(b)     All outstanding securities of the Company have been offered and issued in material compliance with all applicable securities laws, including the Securities Act and all applicable “blue sky” laws. Any cancellation, re-grant or other re-pricing or amendment transaction, with respect to options or other rights to purchase Company Shares, was properly authorized and conducted in accordance with all applicable laws and regulations.

2.5         Noncontravention. Subject to the Required Stockholder Approval and compliance with the HSR Act, and except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the transactions contemplated hereby will not (with or without notice or lapse of time, or both) result in, a termination, or breach or violation by the Company of, or a default by the Company under, or result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Encumbrance, or require any consent under, (a) any provision of the Company Charter or bylaws of the Company, as amended to date; (b) any Material Contract; or (c) any Legal Requirement applicable to the Company or any of its properties or assets except in the case of clauses (b) and (c) for such results, breaches, violations, losses, rights, defaults or consents that are not material. Other than as required to comply with the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by the Company in order for the Company to execute and deliver this Agreement or to consummate the Closing or the other transactions contemplated hereby, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. With respect to the Company Subsidiaries, no authorizations, approvals, waivers, Permits or filings of any Governmental Authority are necessary for the consummation of the transactions contemplated by this Agreement.

2.6        Governmental Authorizations. The Company and the Company Subsidiaries have at all times maintained each material federal, state, county, local or foreign Governmental Authority consent, license, permit, grant, approval or other authorization (“Permits”) required for the operation by the Company and the Company Subsidiaries of their respective businesses, and all of such Permits obtained by the Company or the Company Subsidiaries are in full force and effect. As of the Agreement Date, neither the Company nor any of the Company Subsidiaries has received written notice from any Governmental Authority with respect to the revocation, material limitation or termination of any such Permit. The Company and the Company Subsidiaries are in material compliance with the terms of all such Permits.

2.7         Financial Statements; Internal Controls.

(a)     Attached as Section 2.7 of the Company Disclosure Schedule are (i) the audited consolidated balance sheets, statements of income and shareholders’ equity and statements of cash flows of the Company as of and for the fiscal years ended December 31, 2015 and December 31, 2014 and (ii)(1) the unaudited consolidated balance sheet of Company (the “Company Balance Sheet”) as of May 31, 2016 (the “Company Balance Sheet Date”) and (2) the unaudited consolidated statements of income, shareholders’ equity and cash flows for the five-month period ended on the Company Balance Sheet Date, together with the notes to such financial statements (collectively, the “Company Financial Statements”). The Company Financial Statements (i) are consistent in all material respects with the books and records of the Company; (ii) have been prepared in accordance with GAAP (except that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered; and (iii) fairly present in all material respects in accordance with GAAP financial position, results of income, shareholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates indicated therein, subject to normal year-end adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements. The statements of income included in the Company Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto. The books of account of the Company and the Company Subsidiaries accurately reflect the Company’s and the Company Subsidiaries’ items of income and expense and all assets and liabilities and accruals that properly should have been reflected therein in accordance with GAAP consistently applied throughout the periods covered thereby except as disclosed in the Company Financial Statements. The Company and the Company Subsidiaries have provided or made available to Parent copies of all material written correspondence with their independent certified accountants since January 1, 2014.

(b)     Each of the Company and the Company Subsidiaries maintains a system of internal controls over financial reporting that provides reasonable assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, respectively; (ii) receipts and expenditures and other transactions are executed in accordance with the authorization of management; (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets and liabilities of the Company and the Company Subsidiaries, respectively; and (iv) there is prevention or timely detection of the unauthorized acquisition, use, or disposition of assets of the Company or the Company Subsidiaries that would affect the Company’s consolidated financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2015, nor has any such deficiency or weakness since been identified.

2.8     Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or has incurred, any material liability or obligation of any nature (whether direct or indirect, matured or unmatured, or absolute, accrued, contingent or otherwise), except (a) as disclosed in the Company Disclosure Schedule; (b) as reflected on the Company Balance Sheet; (c) liabilities or obligations (other than obligations for borrowed money or in respect of capitalized leases) incurred after the Company Balance Sheet Date in the ordinary course of business; (d) liabilities for Specified Transaction Expenses, (e) liabilities that in the aggregate do not exceed $1,000,000.00, (f) liabilities that have arisen since the Agreement Date and do not arise from a violation of Section 4.1(a)-(u), and (g) liabilities under contracts of the Company and Company Subsidiaries that are set forth in and identifiable by reference to the text of such contracts. For clarity, (x) the representations and warranties in this Section 2.8 are not intended to, and shall not be deemed to, address liabilities, the general subject matter of which are addressed by the other representations and warranties in this Section 2 (other than Section 2.7(a)) (e.g., a third party claim of infringement of Intellectual Property rights where the Company is not actually guilty of such infringement in breach of Section 2.14(d) shall not be considered a liability covered by this Section 2.8 because infringement of Intellectual Property Rights is already addressed by Section 2.14(d)) and (y) in the event that a third party claim involving the Company or any Company Subsidiary is brought following the Closing, the mere existence of such claim shall not, in and of itself, constitute a breach of this Section 2.8 on the grounds that the existence of such claim following the Closing means that the matters underlying such claim by definition constituted undisclosed, indirect, unmatured, unaccrued, unasserted, contingent or similar liabilities as of the Closing or any time prior thereto.

2.9     Absence of Certain Developments. Except as set forth on Section 2.9 of the Company Disclosure Schedule, or as otherwise contemplated by this Agreement, from the Company Balance Sheet Date to the Agreement Date, (a) the Company and the Company Subsidiaries have conducted their respective business only in the ordinary course of business; and (b) there has not been any Company Material Adverse Effect. Without limiting the generality of the foregoing, from the Company Balance Sheet Date to the Agreement Date, neither the Company nor any of the Company Subsidiaries has taken any action that, had it been taken after the date of this Agreement, would be prohibited by the terms of Section 4.1.

2.10     Inventory. To the Knowledge of the Company, except as set forth on Section 2.10 of the Company Disclosure Schedule, the inventory of the Company and the Company Subsidiaries is in good and marketable condition and is usable and of a quantity and quality saleable in the ordinary course of business. The inventory of the Company and the Company Subsidiaries set forth in the Company Balance Sheet and reflected in the Closing Date Net Working Capital was valued at the lower of cost or market value (net realizable value) and its value is stated therein in accordance with GAAP. Reserves have been reflected in the Company Balance Sheet for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with the GAAP. To the Knowledge of the Company, the inventory of the Company and the Company Subsidiaries constitutes sufficient quantities to conduct their respective business in the ordinary course of business. All inventory of the Company and the Company Subsidiaries is located at Leased Real Property.

2.11       Accounts Receivable. To the Knowledge of the Company, all accounts receivable of the Company and the Company Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with GAAP. None of the accounts receivable of the Company and the Company Subsidiaries (i) are subject to any setoffs or counterclaims as of the Agreement Date; or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis, or subject to any other repurchase or return arrangement.

2.12       Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no litigation, action, suit, proceeding, arbitration or known investigation before any arbitrator, court or tribunal of competent jurisdiction pending or, to the Knowledge of the Company, threatened as of the Agreement Date in writing against the Company or any of the Company Subsidiaries, or to which the Company or any of the Company Subsidiaries is otherwise a party. Except as set forth in Section 2.12 of the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries is subject to any judgment, ruling, order, writ, decree, stipulation, injunction or determination as of the Agreement Date or in breach or violation of any judgment, ruling, order, writ, decree, stipulation, injunction or determination, (ii) as of the Agreement Date neither the Company nor any of the Company Subsidiaries is engaged in any legal action to recover monies due to it or for damages sustained by it, and (iii) since January 1, 2014 through the Agreement Date, neither the Company nor any of the Company Subsidiaries has been party or subject to any adverse judgment or settlement of any Legal Proceeding in an amount exceeding $75,000 or that resulted in any material non-monetary relief. To the extent allowed pursuant to any applicable Legal Requirement, the Company has posted in the Data Room true, correct and complete copies of all court submissions and correspondence relating to active matters included in Section 2.12 of the Company Disclosure Schedule.

2.13       Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of the Company Subsidiaries that has, or would reasonably be expected to have, the effect of materially prohibiting or materially impairing the conduct of the business of the Company or any of the Company Subsidiaries as currently contemplated by the Company.

2.14       Intellectual Property.

(a)     Section 2.14(a) of the Company Disclosure Schedule provides a complete and accurate list of all patents, patent applications, copyright applications and registrations, domain name registrations, and trademark applications and registrations that constitute Owned Intellectual Property, and specifying as to each, as applicable: the title or mark; the owner; the applicable jurisdiction; the registration or application serial number; and the registration or application date (collectively, “Registered Intellectual Property”).

(b)     The Company or one of the Company Subsidiaries, respectively, owns all right, title and interest in and to all of the Owned Intellectual Property and exclusively owns all right, title and interest in and to, and is the owner of record of, all of the Registered Intellectual Property, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances) and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions (other than Permitted Encumbrances).

(c)     The Company and the Company Subsidiaries have valid rights to use all Intellectual Property that is not Owned Intellectual Property and that is used in the conduct of the business of the Company and the Company Subsidiaries, respectively, as currently conducted, free and clear of any Encumbrances, other than Permitted Encumbrances and the terms of applicable IP Agreements listed on Section 2.16(a) of the Company Disclosure Schedule.

(d)     None of the Owned Intellectual Property, conduct of the Company or any of the Company Subsidiaries, or any product or service offered by the Company or any of the Company Subsidiaries to third-party customers or the Third Party Intellectual Property, is alleged, as of the Agreement Date, to infringe upon, misappropriate, dilute or otherwise violate, or infringes upon, misappropriates, dilutes or otherwise violates, any Intellectual Property or other rights owned or held by any other Person.

(e)     The rights of the Company and the Company Subsidiaries, respectively, in and to all Owned Intellectual Property and, to the Knowledge of the Company, all Third Party Intellectual Property are valid and enforceable (except that no representation or warranty is made hereunder with respect to the validity or enforceability of applications for Intellectual Property), and, as of the Agreement Date, no Owned Intellectual Property and, to the Knowledge of the Company, no Third Party Intellectual Property is subject to any outstanding judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority restricting the use of such Intellectual Property by the Company or such Company Subsidiaries, nor is there, or has there been, any pending or, to the Knowledge of the Company, threatened, legal, administrative or governmental action, suit, claim or proceeding that would reasonably be excepted to restrict the Company’s or Company Subsidiaries’ use or enforcement of any Owned Intellectual Property or, to the Knowledge of the Company, Third Party Intellectual Property (including any proceeding contesting the rights of the Company to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property).

(f)     To the Knowledge of the Company, there is no infringement, misappropriation, dilution or other violation of any Business Intellectual Property by any Person.

(g)     The Company and the Company Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all trade secrets included in the Business Intellectual Property, and, to the Knowledge of the Company, all trade secrets included in the Business Intellectual Property have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

(h)     Neither the Company nor any of the Company Subsidiaries has used, incorporated or embedded any Open Source Software into any software incorporated into any of the products or services rendered by the Company or any of the Company Subsidiaries, and no such products or services or technology of the Company or the Company Subsidiaries are intermingled or bundled with or otherwise derived from or contain part of any Open Source Software, in each case, in a manner that would require Company to (i) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software, or (ii) distribute or make available any of the Company’s proprietary software or intellectual property (or to permit any such distribution or availability).

(i)     All current and former employees and independent contractors of the Company and the Company Subsidiaries who contributed to the creation or development of any Intellectual Property for the Company or the Company Subsidiaries during the course of their employment or engagement with the Company or the Company Subsidiaries, respectively, (i) have an obligation of confidentiality to the Company or the Company Subsidiaries with respect to such Intellectual Property and (ii) with respect to such Intellectual Property, have duly executed and delivered agreements with the Company or the Company Subsidiaries assigning to the Company or the Company Subsidiaries all such Intellectual Property.

(j)     The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of the rights of the Company and the Company Subsidiaries, respectively, to own or use the Business Intellectual Property and will not entitle any Person to impose restrictions on or obtain rights to or receive compensation based on the Business Intellectual Property.

(k)     Except as set forth in Section 2.14(k) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority or university were used to develop or create, in whole or in part, any Owned Intellectual Property in such a manner that would cause such Governmental Authority or university to have any rights in such Owned Intellectual Property.

2.15       Interested Party Transactions. Except as set forth in Section 2.15 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is indebted to any Company Securityholder, officer, director or employee of the Company or any of the Company Subsidiaries (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses, in each case as reflected in the Company’s and the Company Subsidiaries’ books and records), and no such Company Securityholder, officer, director or employee is indebted to the Company or any of the Company Subsidiaries. Except as set forth in Section 2.15 of the Company Disclosure Schedule, no Company Securityholder or any Affiliate thereof owns or has any interest in any property (real or person, tangible or intangible), used in or pertaining to the business of the Company or any of the Company Subsidiaries other than as a result of his, her or its ownership of, or interest in, Company Shares, Company Options, Company Warrants, or any other securities of the Company set forth in Section 2.4(a) or Section 2.15 of the Company Disclosure Schedule. For clarity, no disclosure will be required under this Section 2.15 as to (i) the portfolio companies of any venture capital, private equity or angel investor in the Company or (ii) any publicly-traded company.

2.16        Material Contracts.

(a)     Section 2.16(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has posted in the Data Room, or made available to Parent or its Representatives, a complete and accurate copy of each such Material Contract (including, with respect to each oral contract that is a Material Contract, written summaries of all material terms thereof) and all amendments or modifications thereto that exist as of the date of this Agreement.

(b)     With respect to each Material Contract: (i) such Material Contract is in full force and effect as of the date hereof and constitutes a legal, valid and binding agreement of the Company or one of the Company Subsidiaries, and, to the Knowledge of the Company, any other party thereto, enforceable in accordance with its terms, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (ii) the Company or the Company Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract; and (iii) (A) neither the Company nor any Company Subsidiary that is a party to such Material Contract, nor, to the Knowledge of the Company (as to such other party, as of the Agreement Date), any other party to such Material Contract, is in material breach or default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute such a breach or default thereunder by the Company or the Company Subsidiaries or would permit the modification or premature termination of such Material Contract by any other party thereto. As of the Agreement Date, no party to any Material Contract has made or asserted in writing any defense, set-off or counterclaim under such Material Contract or has exercised, or notified the Company or the Company Subsidiaries in writing of any intent to exercise, any right to cancel, terminate or shorten the term of or otherwise modify any such Material Contract.

(c)     “Material Contract” means any legally binding oral or written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, arrangement, understanding, undertaking, obligation or commitment to which the Company or any of the Company Subsidiaries is a party (i) that provides for payments to or performance by the Company or any of the Company Subsidiaries in an amount equal to or in excess of $100,000 per annum in the aggregate; (ii) the absence of which would reasonably be expected to have a Company Material Adverse Effect; (iii) with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of the Company or any of the Company Subsidiaries (but excluding options and restricted stock agreements under the Company Equity Incentive Plan) under which the Company or any of the Company Subsidiaries has any obligations as of the date hereof and that is not terminable by the Company or the Company Subsidiaries without cause or penalty upon notice of 30 days or less; (iv) that is a supplier, vendor or other contract that provides for payments by the Company or any of the Company Subsidiaries in excess of $100,000 per annum and that cannot be terminated by the Company or the Company Subsidiaries after the Closing in accordance with its terms upon not more than 30 days’ notice without penalty or cost; (v) with any labor union or association representing any employee of the Company or any of the Company Subsidiaries; (vi) with any Governmental Authority; (vii) that materially limits or restricts the ability of the Company or any of the Company Subsidiaries to compete or otherwise to conduct their business; (viii) for the purchase of any materials, supplies, equipment, merchandise or services that obligates the Company or any of the Company Subsidiaries to purchase all or substantially all of their requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier; (ix) that provides for the sale of any of the assets, properties or securities of the Company (except for options or restricted stock granted under the Company Equity Incentive Plan) or any of the Company Subsidiaries, other than in the ordinary course of business, or for the grant to any Person of any option (except for options or restricted stock granted under the Company Equity Incentive Plan), right of first refusal or preferential or similar right to purchase any such assets, properties or securities; (x) evidencing Indebtedness; (xi) that is a lease or similar contract with any Person under which (A) the Company or any of the Company Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company or any of the Company Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Company or any of the Company Subsidiaries, respectively, in either case of (A) or (B) above, involving payments to or by the Company or any of the Company Subsidiaries in excess of $100,000 per annum in the aggregate; (xii) obligating the Company or any of the Company Subsidiaries to deliver future products enhancements (other than standard support or maintenance upgrades) or containing a “most-favored nation” clause; (xiii) is a joint venture, partnership or teaming agreement involving the Company or any of the Company Subsidiaries pursuant to which the Company or any of the Company Subsidiaries has ongoing service or payment obligations; (xiv) with customers or suppliers including provisions for rebates, credits, or the sharing of fees (but excluding contracts containing such provisions relating only to (A) prompt payment of amounts due thereunder or (B) adjustments in the ordinary course of business to reflect good faith claims pursuant to service or warranty provisions); (xv) relating to the acquisition by the Company or any of the Company Subsidiaries of any operating business or the capital stock of any other Person; (xvi) that is an IP Agreement that provides for payments to or by the Company or any of the Company Subsidiaries in excess of $100,000 per annum and that cannot be terminated by the Company or the Company Subsidiaries after the Closing in accordance with its terms upon not more than 30 days’ notice without penalty or cost; (xvii) that requires the payment of any royalty or similar sales-based or earnings-based payment reasonably expected to involve the payment in excess of $100,000 per annum.

2.17      Customers and Suppliers. Section 2.17 of the Company Disclosure Schedule lists the current customers and suppliers of the Company that were the ten largest customers of the Company and five largest suppliers to the Company in terms of dollar volume of sold or purchased products or services since January 1, 2014 through December 31, 2015 together with the dollar volume of sales or purchases (as applicable). Since January 1, 2014 to the Agreement Date, the Company has not received any written notice from any customer or supplier listed in Section 2.17 of the Company Disclosure Schedule to the effect that any such customer or supplier will or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or selling products or services from or to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No supplier of goods or services to the Company is the sole source of such good or services available to the Company. For the avoidance of doubt, nothing in this Section 2.17 is intended to be a projection or guarantee by the Company or any Company Subsidiary with respect to its future relationship with any customer or supplier.

2.18       Compliance with Laws.

(a)     The Company and each of the Company Subsidiaries is in, and has been since January 1, 2012 in compliance in all material respects, with all applicable Legal Requirements and with all instruments of record, agreements, easements, covenants, conditions and restrictions, in each case, relating to their properties, assets, business or business practices (including the development, manufacturing, marketing, sales and distribution of the products and services of the Company and the Company Subsidiaries, including FDA Laws). Neither the Company nor any of the Company Subsidiaries is subject (nor, including their Affiliates, has either of them been subject during the past three (3) years prior to the Agreement Date) to any recall, action letter, penalty or assessment, or any inspection, audit or, to the Company’s Knowledge, investigation, by any Governmental Authority based upon or in connection with an allegation that the Company or any of the Company Subsidiaries (including any agent, representative, or broker acting on behalf of the Company or any of the Company Subsidiaries, respectively) violated any Legal Requirement or made a material false statement or omission to any such Governmental Authority.

(b)     The Company and the Company Subsidiaries have all Permits required to conduct their business as currently conducted and in material compliance with all applicable Legal Requirements, including FDA Laws. Each Permit is valid and subsisting in full force and effect. To the Company’s Knowledge, as of the Agreement Date neither the Food and Drug Administration (the “FDA”) nor any comparable Governmental Authority is considering limiting, suspending, or revoking any such Permit or changing the marketing classification or labeling of the products of the Company or any of the Company Subsidiaries. To the Company’s Knowledge, there is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Governmental Authority. The Company and the Company Subsidiaries have fulfilled and performed their obligations under each Permit, and to the Knowledge of the Company, no event has occurred or condition or state of facts exists that would constitute a breach or default or would cause revocation or termination of any such Permit. To the Company’s Knowledge, any third party that is a manufacturer or contractor for the Company or any of the Company Subsidiaries is in compliance with all Permits insofar as they pertain to the manufacture of product components or products for the Company or any of the Company Subsidiaries.

(c)     The development, testing, investigation, manufacturing, storage, promotion, marketing, import, export, distribution, and sale of all of the Company’s and the Company Subsidiaries’ products, and any related record-keeping and reporting to any Governmental Authority, is, and has been conducted in the past five years, in material compliance with all FDA Laws and analogous Legal Requirement in other applicable jurisdictions. Neither the Company nor any of the Company Subsidiaries has received any written notice or communication in the past five years prior to the Agreement Date from the FDA or any other Governmental Authority alleging noncompliance with any FDA Law or analogous Legal Requirement in other applicable jurisdictions. As of the Agreement Date, neither the Company nor any of the Company Subsidiaries is the subject of any enforcement, regulatory or administrative proceeding by the FDA or other Governmental Authority alleging noncompliance with FDA Laws or analogous Legal Requirements in other applicable jurisdictions, and, to the Company’s Knowledge, no such proceedings have been threatened in writing. As of the Agreement Date, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information regarding compliance with FDA Laws or analogous Legal Requirements pending against the Company or any of the Company Subsidiaries. To the Company’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to lead to any such action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information. Neither the Company nor any of the Company Subsidiaries has recalled, suspended, or discontinued any products, either at the request of the FDA or any other Governmental Authority or voluntarily. To the Company’s Knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert, or suspension of manufacturing relating to any product of the Company or any of the Company Subsidiaries; (ii) a change in the labeling of any product of the Company or any of the Company Subsidiaries; or (iii) a termination, seizure, or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any product of the Company or any of the Company Subsidiaries. As of the Agreement Date, neither the Company nor any of the Company Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced or threatened in writing to initiate, any action to withdraw approval or clearance of, place sales or marketing restrictions on, or request the recall, correction, suspension, import detention, or seizure of any product of the Company or any of the Company Subsidiaries, or that the FDA or other Governmental Authority has commenced or threatened in writing to initiate any action to enjoin or place restrictions on the production of the products or product candidates of the Company or any of the Company Subsidiaries.

(d)     To the extent applicable, all manufacturing operations relating to the Company’s and the Company Subsidiaries’ products and product candidates conducted by or on behalf of the Company or any of the Company Subsidiaries have been conducted and are being conducted in material compliance with ISO standards, other applicable international standards, and current “Good Manufacturing Practices” established under FDA Laws, as amended from time to time, and analogous Legal Requirements in other applicable jurisdictions.

(e)     All products marketed by the Company or any of the Company Subsidiaries are and have been labeled, promoted, and advertised in material accordance with FDA Laws and analogous Legal Requirements in other applicable jurisdictions.

(f)     None of the Company, the Company Subsidiaries or any of their respective officers, nor, to the Company’s Knowledge, no employee or agent of the Company or the Company Subsidiaries has made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or analogous Legal Requirements in other applicable jurisdictions.

(g)     None of the Company, the Company Subsidiaries, or, to the Knowledge of the Company, any officer, employee, agent, or contractor of the Company or any of the Company Subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in debarment under 21 U.S.C. § 335a or any similar state or federal Legal Requirement or exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar state or federal Legal Requirement.

2.19       Employees and Consultants.

(a)     Set forth in Section 2.19(a) of the Company Disclosure Schedule is a list, as of the date of this Agreement, containing (i) the names of all current employees (including full-time, part-time, temporary and all other employees), current independent contractors and current consultants of the Company and the Company Subsidiaries, (ii) their current respective base salaries, wages or other compensation, fringe benefits, target incentive and/or bonus compensation and title, (iii) their respective FLSA designations, and (iv) their work location (identified by street address). Except as provided in Section 2.19(a) of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than as required under such employee’s employment agreement with the Company, any of the Company Subsidiaries, or applicable Legal Requirements, and (ii) the Company’s or the Company Subsidiaries’ relationships with all Persons who act as contractors or other service providers to the Company or any of the Company Subsidiaries, respectively, can be terminated at any time (upon reasonable notice) for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. Set forth on Section 2.19(a) of the Company Disclosure Schedule is a true and accurate list of all employees of the Company and the Company Subsidiaries whose employment has terminated either voluntarily or involuntarily in the one-year period preceding the date hereof. Since January 1, 2014, no claims have been made or threatened in writing against the Company or any of the Company Subsidiaries by any former or present employee based on employment discrimination, wrongful discharge, or any other circumstance relating to, arising from or in connection with the employment relationship with the Company or any of the Company Subsidiaries.

(b)     Each Company Employee employed in the United States is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company is in compliance in all material respects with applicable Legal Requirements in the United States with respect to work status, has completed a Form I-9 (Employment Eligibility Verification) for each common-law employee, and each such Form I-9 has been updated as required by applicable Legal Requirements and is correct and complete as of the date hereof. Each Company Employee not employed in the United States is authorized to work in the applicable jurisdiction either specifically for the Company, any of the Company Subsidiaries, or for any employer in such jurisdiction, and the Company and each of the Company Subsidiaries is in compliance with applicable Legal Requirements in such jurisdictions with respect to work status.

(c)     The Company and the Company Subsidiaries have, or will have no later than the Closing Date, paid, as applicable, all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the Company Employees and any other amounts due to be paid to the Company Employees through the Closing Date, expect to the extent any such amounts are taken into account in the final determination of the Final Adjustment Amount. The Company and the Company Subsidiaries are in compliance in all material respects with all Legal Requirements governing employment and labor, including all contractual commitments and all such Legal Requirements relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, including the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act (29 U.S.C. 201, et seq.), as amended (“FLSA”), the Americans with Disabilities Act, as amended, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended, Executive Order 11246 and any other Executive Orders or regulations governing affirmative action, EEO-1, VETS-100 and 100A reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Legal Requirements (collectively, the “Labor Laws”). The Company and the Company Subsidiaries have, during the three-year period prior to the date hereof, conducted their businesses in compliance with all applicable Labor Laws in all material respects. The Company and the Company Subsidiaries have withheld all amounts required by Legal Requirement or contract to be withheld from the wages or salaries of their employees and is not liable for the payment of any arrears of wages or other Taxes, penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have maintained adequate and legally-compliant records regarding the service of each Company Employee, including records of working time. The Company and the Company Subsidiaries have properly classified its employees pursuant to the FLSA and analogous Legal Requirements in applicable foreign jurisdictions. Neither the Company nor any of the Company Subsidiaries has ever been a federal, state, local or foreign government contractor.

(d)     Section 2.19(d) of the Company Disclosure Schedule contains a true and compete list of any and all employment, change in control, severance, retention, termination, non-competition, non-solicitation, confidentiality, assignment of inventions and other similar employment contracts, arrangements or policies, whether written or oral, between the Company or any of the Company Subsidiaries, on the one hand, and any individual, on the other hand (other than at-will employment arrangements, but including all contracts, arrangements or policies that affect at-will Company Employees).

(e)     There has been no “mass layoff” or “plant closing” (as defined by WARN and/or other applicable Legal Requirements) with respect to the Company or any of the Company Subsidiaries within the six months prior to the date of this Agreement. As of the date of this Agreement, no employee has given notice to the Company or any of the Company Subsidiaries that such employee intends to terminate his or her employment with the Company or any of the Company Subsidiaries, respectively. As of the Agreement Date, there are no material proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by any current or former employees.

(f)     Except as set forth on Section 2.19(f) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract and there are no labor or collective bargaining agreements to which the Company or the Company Subsidiaries and the current employees of the Company or the Company Subsidiaries are subject or to which the Company or any of the Company Subsidiaries has been subject with respect to any former employee of the Company or the Company Subsidiaries, respectively, when such former employee was employed by the Company or any of the Company Subsidiaries, nor does the Company or any of the Company Subsidiaries have Knowledge of any activities or proceedings of any labor union or similar organization to organize the employees of the Company or any of the Company Subsidiaries as of the date of this Agreement.

(g)     There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries. As of the Agreement Date, there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by or on behalf of any current or former employee or group of employees of the Company or any of the Company Subsidiaries, respectively.

(h)     As of the Agreement Date, there are no complaints, charges or claims against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company, threatened in writing that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(i)     No employees of the Company or any of the Company Subsidiaries are employed through a human resources outsourcing entity, professional employer organization, or other similar vendor or provider.

2.20      Title to Property. The Company and the Company Subsidiaries have good and valid title to, or a valid and binding exclusive leasehold interest in, all of the tangible properties and assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), free and clear of all Encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”): (a) liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, however, that with respect to such contested amounts, an appropriate reserve has been established therefor in the Company Financial Statements in accordance with GAAP; (b) statutory or common law Encumbrances arising in the ordinary course of business that are not material to the businesses of the Company and the Company Subsidiaries to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) statutory or common law liens arising in the ordinary course of business that are not material to the businesses of the Company and the Company Subsidiaries in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that are not yet delinquent or contested; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by Legal Requirements, and (e) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. The property and assets of the Company and the Company Subsidiaries that are used in the operations of their businesses are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), except for renewal or replacement in the ordinary course of business.

2.21       Real Estate.

(a)           Owned Real Property. Neither the Company nor any of the Company Subsidiaries does own any real property.

(b)           Leased Real Property.

(i)     Section 2.21(b) of the Company Disclosure Schedule lists all Leased Real Property. All leases and subleases for Leased Real Property (each, a “Lease” and, collectively, the “Leases”) to which the Company or any of the Company Subsidiaries is a party are listed on Section 2.21(b) of the Company Disclosure Schedule, are in full force and effect and are valid, binding and enforceable against the Company or the Company Subsidiaries and, to the Knowledge of the Company, against the lessors thereof, except as such enforceability could be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, if any such proceeding were to be brought in the future. The Leases constitute all interests in Leased Real Property currently used, occupied or held for use by the Company or any of the Company Subsidiaries. True and correct copies of the Leases, as amended or modified through the date hereof, have been posted in the Data Room.

(ii)     All rent and other sums and charges payable by the Company and the Company Subsidiaries under the Leases are current. No termination event or condition or uncured default on the part of the Company, the Company Subsidiaries, or, to the Knowledge of the Company, any lessor (as of the Agreement Date) exists under any Lease. The Company and the Company Subsidiaries have a valid, binding and enforceable leasehold interest in each parcel of real property leased by either of them, free and clear of all Encumbrances, except (i) those reflected or reserved against in the Company Balance Sheet and (ii) Taxes and general and special assessments not in default and payable without penalty and interest.

(iii)     Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, neither the terms of this Agreement nor anything provided to be done hereunder will violate the terms of any Lease or require the consent of any lessor.

(c)       (i) No part of any improvement on any Leased Real Property encroaches on any real property not included in the Leased Real Property, and (ii) there are no buildings, fixtures or other improvements primarily situated on adjoining property that encroach on any part of the Leased Real Property. There is no existing or, to the Knowledge of the Company, proposed plan to modify or realign any street or highway or any existing, proposed or, to the Company’s Knowledge, threatened eminent domain or other proceeding that would result in the taking of all or any part of any Leased Real Property or that would prevent or hinder the continued use of any Leased Real Property as heretofore used in the conduct of the businesses of the Company and the Company Subsidiaries. The Leased Real Property, collectively, is sufficient and adequate for the business use of the Company and the Company Subsidiaries.

(d)     To the Knowledge of the Company, all utility services (including electrical) necessary for the use and operation by the Company or the Company Subsidiaries of any Leased Real Property are, or are expected to be when needed, available to the Company or the Company Subsidiaries, and arrangements in respect thereof have been made on commercially reasonable terms.

(e)     To the Knowledge of the Company, all of the Leased Real Property and the buildings, fixtures, and improvements thereon are in good operating condition without structural defects (ordinary wear and tear excepted), all mechanical and other systems located thereon are in good operating condition and no condition exists requiring material repairs, alterations or corrections. To the Knowledge of the Company, none of the improvements located on the Leased Real Property constitute a legal non-conforming use or otherwise requires any special dispensation, variance or special Permit under any laws. To the Knowledge of the Company, the current use and occupancy of the Leased Real Property and the improvements located thereon are not in violation of any recorded or unrecorded covenants, conditions, restrictions, reservations, easements, agreements or other contracts affecting such property, and neither the Company nor any of the Company Subsidiaries has received any written notice related thereto as of the Agreement Date.

2.22        Environmental Matters.

(a)     The Company and the Company Subsidiaries are, and have at all times been, in compliance in all material respects with all Environmental Laws relating to their businesses, the Leased Real Property, and any other properties or facilities used, leased, owned or occupied by the Company or any of the Company Subsidiaries, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws (“Environmental Permits”).

(b)     To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company, any of the Company Subsidiaries, or any property currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries, or any property to which the Company, any of the Company Subsidiaries, or any of their predecessors arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to give rise to liability of the Company or any of the Company Subsidiaries under Environmental Laws. As of the date hereof, no civil, criminal or administrative action, proceeding or, to the Knowledge of the Company, investigation is pending against the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, is being threatened in writing against the Company or any of the Company Subsidiaries, with respect to Hazardous Materials or Environmental Laws.

(c)     As of the Agreement Date, no proceeding is pending, or to the Knowledge of the Company, threatened against the Company, the Company Subsidiaries, or any property currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries relating to any Environmental Law or Environmental Permit.

(d)     The transactions contemplated by this Agreement do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of the Company Subsidiaries with respect to environmental matters.

(e)     The Data Room contains true, correct and complete copies of all Environmental Permits and all environmental audits, studies, reports, analyses, and results of investigations that have been commissioned or obtained by the Company or the Company Subsidiaries with respect to the currently or previously owned, operated or leased properties of the Company, any of the Company Subsidiaries, or any of their predecessors and any material documents related to unresolved, threatened, material legal proceedings or material environmental costs and liabilities.

2.23       Taxes. Except as set forth in Section 2.23 of the Company Disclosure Schedule:

(a)     The Company and the Company Subsidiaries have filed all income Tax Returns and all other material Tax Returns that they were required to file (taking into account all applicable extensions to file any such Tax Return) and paid all Taxes shown on such filed Tax Returns as due and owing (except to the extent that such amounts are being contested in good faith by the Company or any of the Company Subsidiaries and are properly reserved for on the books or records of the Company or any of the Company Subsidiaries). All Taxes of the Company and the Company Subsidiaries due on or before the date hereof (taking into account applicable extensions) by or on behalf of the Company or any of the Company Subsidiaries have been timely paid, or to the extent that such Taxes are not due and payable on or before the date hereof, have been or will be properly accrued (determined as if the taxable year and all taxable periods of the Company and the Company Subsidiaries end on the Closing Date) on the most current Company Financial Statements or in the Estimated Closing Net Working Capital Statement. The Company and the Company Subsidiaries have complied with all applicable requirements relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid. The Company has made available to Parent accurate and complete copies of all U.S. federal income and all other material Tax Returns filed by the Company or any of the Company Subsidiaries during the four preceding calendar years.

(b)     Neither the Company nor any of the Company Subsidiaries has received from any Governmental Authority any written notice regarding any contemplated or pending audit, examination or other administrative or court proceeding involving Taxes imposed thereon.

(c)     No extension of time with respect to any date on which a Tax Return was required to be filed by the Company or any of the Company Subsidiaries that extends such date beyond the date hereof is in force, and no waiver or agreement by the Company or any of the Company Subsidiaries is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date hereof (other than in connection with extensions of time for filing Tax Returns that are set forth in Section 2.23(c) of the Company Disclosure Schedule).

(d)     Neither the Company nor any of the Company Subsidiaries has received from any Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed any Tax Return any written claim that the Company or any of the Company Subsidiaries is subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries has been notified in writing by any Governmental Authority regarding any proposed, asserted or assessed deficiency for any Tax imposed on the Company or any of the Company Subsidiaries that was not settled or paid.

(e)     There are no Encumbrances for Taxes on any asset of the Company or any of the Company Subsidiaries other than Encumbrances for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and are properly reserved for on the books or records of the Company or any of the Company Subsidiaries or that are otherwise not material.

(f)     Neither the Company nor any of the Company Subsidiaries is a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than an agreement, such as a lease, the principal purpose of which is not the sharing or allocation of Taxes). Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any third party under Treasury Regulation §1.1502-6 or any corresponding or similar provision of state, local or foreign income Tax law or as a transferee or successor.

(g)     The Company has not distributed stock of another Person, or had its stock distributed by another Person, (i) in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (ii) in a distribution that could otherwise constitute part of a “plan’” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)     Neither the Company nor any of the Company Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions that occurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business; or (vi) any other amount of income economically accruing on or prior to the Closing Date.

(i)     The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(j)     Section 2.23(j) of the Company Disclosure Schedule sets forth all jurisdictions in which the Company and the Company Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment.

(k)     Neither the Company nor any of the Company Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(1) and 1.6011-4(c)(3) and has complied with the disclosure requirements of Section 6011 of the Code and the Treasury Regulations promulgated thereunder or under any corresponding or similar provision of state, local or foreign income Tax law.

(l)     Neither the Company nor any of the Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible as a consequence of the application of Section 280G of the Code or any corresponding or similar provision of state, local or foreign income Tax law.

2.24       Employee Benefit Plans.

(a)     Section 2.24(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, housing, hospitalization or other medical plan, but excluding regular wages and salary, which is currently in effect and sponsored, maintained, contributed to, or required to be contributed to by the Company or any of the Company Subsidiaries, and, with respect to any such plans that are subject to Section 401(a) of the Code, any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any Person who performs or who has performed services for the Company or any of the Company Subsidiaries and with respect to which the Company, any of the Company Subsidiaries, or any ERISA Affiliate has any material liability or obligation (collectively, the “Company Employee Plans”).

(b)     The Company has delivered to Parent or its Representatives (or made available for review by Parent or its Representatives) true and complete copies to the extent currently effective of each of the Company Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, material participant agreements, employee booklets, administrative service agreements, summary plan descriptions, and compliance and nondiscrimination tests for the last three plan years. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Company has made available for review by Parent or its advisors copies of the Form 5500 reports filed for the last three plan years. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, the Company has made available for review by Parent or its advisors the most recent determination, notification, advisory or opinion letter from the Internal Revenue Service.

(c)     Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Legal Requirements (including ERISA and the Code). Neither the Company nor any of the Company Subsidiaries nor any ERISA Affiliate is in material default under or material violation of, and, to the Knowledge of the Company, there has not been any material default or material violation by any other party to, any of the Company Employee Plans. There has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could subject any Company Employee Plan or associated trust, or the Company, to any material Tax or penalty. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination, opinion, notification or advisory letter as to its qualified status under the Code or can rely on a favorable opinion letter from the Internal Revenue Service. The Company does not have any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

(d)     The Company has not, at any time, established, maintained, participated in or contributed to, nor does it have any current liability with respect to, any “defined benefit plan” (as defined in Section (3)(35) of ERISA), any “multi-employer plan” (as defined in Section 3(37) of ERISA), any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), any “multiple employer plan” (as defined in Section 413(c) of the Code), an “employee benefit pension plan” (as defined in Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I or Title IV of ERISA or Section 412 of the Code, or a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the Code. No Company Employee Benefit Plan is sponsored by a human resources or benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(e)     There are no pending or, to the Company’s Knowledge, threatened in writing claims by or on behalf of any Company Employee Plan, any employee or beneficiary covered under any Company Employee Plan, any Governmental Authority, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

(f)     All contributions, payments, premiums, expenses and reimbursements for all periods ending prior to or as of the Closing Date for each Company Employee Plan will have been timely made or, if not yet required to be made, will have been properly accrued on the Financial Statements. No Company Employee Plan has any unfunded liability that is not reflected on the Financial Statements.

(g)     No Company Employee Plan obligates the Company or any of the Company Subsidiaries to provide medical, surgical, hospitalization, life, death or other welfare benefits (whether or not insured) for employees or former employees or directors of the Company or any of the Company Subsidiaries, respectively, for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Legal Requirements, including Section 601 et. seq. of ERISA or Section 4980B of the Code or state law of analogous effect, or (ii) death benefits under any “employee pension plan” as defined under Section 3(2) of ERISA.

(h)     With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to (and not exempt from) Section 409A of the Code, (i) the written terms of such Company Employee Plan has at all times since January 1, 2005, been in compliance with, and (ii) such Company Employee Plan has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code. To the Company’s Knowledge, the Company does not have any obligation under or with respect to any Company Employee Plan to reimburse any employee for any income or excise Tax that may be assessed under Section 409A of the Code.

(i)     Except as provided in Section 2.24(i) of the Company Disclosure Schedule or as provided in this Agreement, the consummation of the Closing, either alone or in combination with any other event, will not (i) entitle any current or former employee or other service provider of the Company, any of the Company Subsidiaries, or any ERISA Affiliate to severance benefits or any other compensatory payment (including golden parachute, bonus or benefits under any Company Employee Plan); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due to any such employee or service provider (other than with respect to treatment of outstanding equity or equity-based awards elsewhere contemplated in this Agreement). No benefit payable or that may become payable by the Company pursuant to any Company Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement is reasonably expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. No condition other than applicable Legal Requirements exists that would prevent the Company or any of the Company Subsidiaries from amending or terminating any Company Employee Plan without liability to the Company or the Company Subsidiaries, respectively (other than for benefits accrued at the time of termination). The Company and the Company Subsidiaries have expressly reserved the right to amend, modify or terminate any Company Employee Plan, or any portion of it, and have made no representations (whether orally or in writing) that would conflict with or contradict such reservation or right.

(j)     Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 2.24 shall be the Company’s sole representations and warranties with respect to matters relating the Company Employee Plans.

2.25       Insurance. Section 2.25 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all policies of liability, general liability, errors and omissions and other similar forms of insurance that are held and maintained by the Company and the Company Subsidiaries (other than any insurance policies that are also Company Employee Plans), which list includes for each policy the type of policy, form of coverage, policy number, name of insurer, period (term), limits, deductibles premiums, and all claims made under such policy since January 1, 2013. As of the date of this Agreement, there is no claim pending under any of the insurance policies of the Company or the Company Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and such policies are in full force and effect. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of such policies. As of the date of this Agreement, there has been no written notice of the termination of, or material premium increase with respect to, any of such policies. The Company and the Company Subsidiaries have maintained commercially reasonable insurance coverage for all prior periods.

2.26       U.S. Foreign Corrupt Practices Act; No Anti-Bribery Law Violations.

(a)     Neither the Company nor any of the Company Subsidiaries nor any Company Employee (nor any of the Company’s or the Company’s Subsidiaries’ agents, consultants, or distributors on the Company’s behalf) has, directly or indirectly: (i) used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic Government Official or employee; (iii) violated or is violating any provision of, or any rule or regulation issued under, (A) the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (B) the U.S. Travel Act, 18 U.S.C. § 1952, (C) any applicable Legal Requirement enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other law, rule, regulation, or other legally binding measure of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) failed to maintain complete and accurate books and records as required by applicable Anti-Bribery Laws; (v) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (vi) made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic Government Official or employee to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business in violation of applicable Anti-Bribery Laws; or (vii) otherwise taken any action that has caused, or would reasonably be expected to cause the Company or any of the Company Subsidiaries to be in material violation of any applicable Anti-Bribery Law.

(b)     As of the Agreement Date, there is no legal proceeding (i) excluding any sealed legal proceeding, pending or received, (ii) in the case of a sealed legal proceeding, to the Knowledge of the Company, pending or received, or (iii) in the case of any legal proceeding, to the Knowledge of the Company, threatened, in each case against the Company or any of the Company Subsidiaries, that would reasonably be expected to result in any liability on the part of the Company or any of the Company Subsidiaries under any Anti-Bribery Laws to which they are subject. Neither the Company nor the Company Subsidiaries nor any of their directors, officers, executives, nor, to the Knowledge of the Company, any of their employees, agents, distributors, consultants or other representatives is party to or otherwise subject to the terms of any corporate integrity agreement, non-prosecution agreement, deferred prosecution agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to any such legal proceeding.

2.27     Warranties. All products manufactured or sold, and all services provided by the Company or any of the Company Subsidiaries have materially complied, and are in material compliance, with all contractual requirements, warranties or covenants applicable thereto, and with all applicable governmental or regulatory specifications therefor or applicable thereto. The Company has made available to Parent a summary of the Company and the Company Subsidiaries’ typical practices with respect to providing and negotiating written warranty policies with customers.

2.28     Product Liability Claims. To the Knowledge of the Company, there are no defects in design, specifications, processing, manufacture, material or workmanship in the products that have been sold, manufactured or distributed by the Company or any of the Company Subsidiaries, nor is there any uninsured or insured Product Liability with respect to the Company or any of the Company Subsidiaries. As of the Agreement Date, neither the Company nor any of the Company Subsidiaries has received a written claim based upon alleged Product Liability. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations required to be set forth on a balance sheet prepared in accordance with GAAP with respect to any Product Liability that has been asserted, or for any product recalls that have been instituted, are planned or are contemplated and that are related to products manufactured, distributed or sold by the Company or any of the Company Subsidiaries.

2.29     OFAC / Export Control Provisions. Neither the Company nor any of the Company Subsidiaries nor any of their officers or directors, is: (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (b) a person, country or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). The Company is not, directly or indirectly, owned or controlled by, or under common control with, or, to the Knowledge of the Company, acting for the benefit of or on behalf of any Sanctions Target. The Company and the Company Subsidiaries have at all times complied, and are in compliance, in all material respects with all national and international laws, statutes, orders, rules, regulations and requirements promulgated by any governmental or other authorities with regard to the exportation of goods, commodities, technology or software, and have held, and currently hold, all necessary licenses with respect to the foregoing. Specifically, but without limitation of the foregoing, neither the Company nor any of the Company Subsidiaries has exported or re-exported any goods, commodities, technology or software in any manner that violates any applicable national or international export control statute, executive order, regulation, rule or sanction, including the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000 (TSRA), and any OFAC Sanctions Program.

2.30     Brokers’ and Finders’ Fee. Except as set forth on Section 2.30 of the Company Disclosure Schedule, no act of the Company, any of the Company Subsidiaries, or any Company Securityholder has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee, financial advisory fee, investment banking fee or other like payment in connection with the transactions contemplated herein.

2.31     Powers of Attorney. There are no powers of attorney executed by or on behalf of the Company or any of the Company Subsidiaries and there is no other authority (express or implied) outstanding by which any person may enter into any contract or commitment on behalf of the Company or any of the Company Subsidiaries.

2.32     Books and Records. The minute books and stock record books of the Company and the Company Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects. The minute books of the Company and the Company Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the owners, the boards of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such owners, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and the Company Subsidiaries.

2.33     Bank Accounts; Safe Deposit Boxes. Section 2.33 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of each account with any bank, trust company, securities broker or other financial institution with which the Company or any of the Company Subsidiaries has any account, and all safe deposit boxes maintained by the Company or any of the Company Subsidiaries, the identifying numbers or symbols thereof, and the name of each Person authorized to draw thereon or to have access thereto.

2.34     Indebtedness and Guarantees. Section 2.34 of the Company Disclosure Schedule lists, as of the Agreement Date, all Indebtedness of the Company and the Company Subsidiaries, all guarantors of Indebtedness of the Company and the Company Subsidiaries and all obligations of others guaranteed by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is in default of its obligations under their Indebtedness or under any guarantee.

2.35     Vote Required. The Required Stockholder Approval is the only vote of the Company Stockholders necessary to approve this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

2.36     Board Recommendation. The Company’s board of directors has unanimously (i) determined that this Agreement, the Merger, and the other transactions contemplated hereby, are advisable and in the best interests of Company and the Company Stockholders, (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and each of the transactions contemplated hereby to the Company Stockholders, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.

3.           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby represent and warrant to the Company, as of the date hereof and as of the Closing, that:

3.1     Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, with the requisite corporate power to own its properties and to carry on its business as now being conducted. There is no pending or, to the knowledge of Parent, threatened, action for the dissolution, liquidation or insolvency of Parent. Parent is the legal and beneficial owner of all of the issued and outstanding capital stock of Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger, and has not (a) engaged in any business activities or owned any properties or assets, other than in connection with the Merger, (b) conducted any operations, other than in connection with the Merger, or (c) incurred any liabilities, other than in connection with the Merger.

3.2     Authorization and Binding Obligation of Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all documents contemplated hereby to which Parent or Merger Sub (as applicable) is a party or signatory, to consummate the Closing and the other transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub (as applicable) of this Agreement and all documents contemplated hereby to which Parent or Merger Sub (as applicable) is a party or signatory, and the consummation of the Closing and the other transactions contemplated hereby and thereby, including the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (as applicable), and no other authorization or consent of Parent, Merger Sub or their respective shareholders is necessary. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3     Noncontravention. Neither the execution and delivery by Parent or Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent and Merger Sub; (b) require on the part of Parent or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority, except for (i) to the extent applicable, the filing by Parent of such reports and information with the SEC under the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated by this Agreement; (ii) the notification requirements under the HSR Act, or filings or notifications related to other Antitrust Laws, if applicable; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (iv) any registration, declaration, filing, permit, order, authorization, consent or approval that if not made or obtained would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to execute and deliver this Agreement or consummate the Closing or the other transactions contemplated hereby (a “Parent Material Adverse Effect”); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Parent is a party or by which Parent is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Parent Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect; (d) violate any Legal Requirement applicable to Parent or any of its properties or assets, except for any violation that would not reasonably be expected to have a Parent Material Adverse Effect; or (e) render Parent insolvent or unable to pay its debts as they become due.

3.4     Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or its Affiliates, except those for which Parent will be solely responsible.

3.5     Litigation. There is no there is no litigation, action, suit, proceeding, or arbitration before an arbitrator, court or tribunal of competent jurisdiction pending or, to the knowledge of Parent, threatened as of the Agreement Date against Parent or Merger Sub, or to which Parent or Merger Sub is otherwise a party, that in any manner challenges or would otherwise reasonably be expected to prevent, enjoin, alter or materially delay the Merger or the other transactions contemplated by this Agreement.

3.6     Financing. At the Closing, Parent will have sufficient funds to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement and the other agreements, documents or instruments referred to in this Agreement, including the payment in full of the amounts payable to the Company Securityholders under Section 1.

3.7     No Other Agreements.  Except for the agreements expressly contemplated hereby, none of the Parent or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company in respect of the transactions contemplated hereby.

4.           CONDUCT PRIOR TO THE CLOSING DATE.

4.1     Conduct of Business of Company. During the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), except (i) as expressly provided in this Agreement or set forth in Section 4.1 of the Company Disclosure Schedule or (ii) as consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will, and will cause the Company Subsidiaries to, (1) conduct their business in the ordinary course of business, (2) preserve intact their present business organization, operations and goodwill, and (3) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others to whom the Company and the Company Subsidiaries have material contractual obligations. Without limiting the generality of the foregoing, during the Pre-Closing Period the Company will not, and the Company will cause the Company Subsidiaries not to, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), except as expressly provided in this Agreement or set forth in Section 4.1 of the Company Disclosure Schedule:

(a)     amend the Company Charter or the bylaws of the Company or any of the organizational documents of any of the Company Subsidiaries;

(b)     transfer, issue, sell, pledge, encumber or dispose of any Company Shares or other securities of, or ownership interests in, the Company or any of the Company Subsidiaries, or otherwise change the capitalization of the Company and the Company Subsidiaries as it exists on the date hereof, or issue, grant or sell any options, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any Company Shares or any securities of any of the Company Subsidiaries, or any securities or obligations convertible into, or exercisable or exchangeable for, any Company Shares or any securities of any of the Company Subsidiaries, except for (i) processing any transfer of Company Shares between Company stockholders that the Company is not contractually entitled to refuse to process in its sole discretion, (ii) issuing Company Shares upon the exercise of Company Options that are outstanding on the date hereof, or (iii) issuing Company Shares upon the exercise of Company Warrants that are outstanding on the date hereof;

(c)     (i) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Company Subsidiaries, or amend the terms of any outstanding securities of the Company or any of the Company Subsidiaries or the underlying agreements related thereto; (ii) declare, set aside or pay any dividend or other distribution payable in stock or other property whether or not in respect of its capital stock; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company, except for repurchases of shares of Company capital stock upon the termination of service of Company Employees;

(d)     spend or commit to any new capital expenditures (other than capital expenditures already reserved pursuant to the budget for the current fiscal year) in excess of $100,000, whether individually or in the aggregate;

(e)     enter into or amend any agreement pursuant to which the Company or any of the Company Subsidiaries grants or receives rights in or to any Intellectual Property outside the ordinary course of business;

(f)     fail to pay any fee required in connection with the renewal, continuation, or continued prosecution of any Owned Intellectual Property;

(g)     except in the ordinary course of business, (i) grant or announce any increase in the salary, severance or other direct or indirect compensation or benefits payable or to become payable to any employee or consultant (except as required by law or under any Employee Plan existing on the date hereof); (ii) grant any bonus other than a bonus that is a Company Change in Control Payment, benefit or other direct or indirect compensation to any employee or consultant not required by any of the existing Employee Plans as in effect on the date hereof; (iii) loan or advance any money or other property to any employee or consultant (except advancement of expenses as required by any of the existing Employee Plans as in effect on the date hereof in the ordinary course of business); or (iv) except as required by applicable Legal Requirements, amend, terminate, modify, extend, or materially increase the rate or terms of benefits provided under any Employee Plan or enter into, grant, or adopt any arrangement that would be an Employee Plan if in effect on the date hereof;

(h)     sell, assign, lease, transfer or license to any Person, or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of its material properties or assets, other than in the ordinary course of business;

(i)     form any Subsidiary or acquire any interest in any other Person (except for short-term investments in the ordinary course of business);

(j)     incur, create or assume any Indebtedness for borrowed money or amend, modify or make any changes to the terms of any Indebtedness for borrowed money, except (1) in an amount not to exceed $100,000, whether individually or in the aggregate or (2) borrowings under existing lending or credit facilities;

(k)     (1) acquire or agree to acquire by merging with, or by purchasing a substantial portion of the equity interests or assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or (2) agree to acquire any assets that are material individually or in the aggregate to the business of the Company or any of the Company Subsidiaries, except in the ordinary course of business;

(l)     amend, modify or change any of their accounting policies, practices or procedures, except as required by GAAP;

(m)     amend, modify or make any changes in the standardized or other sales terms and conditions of the Company or any of the Company Subsidiaries, other than in the ordinary course of business;

(n)     enter into any contract or agreement that would be a Material Contract if it had been in existence on the date hereof, or amend, modify, elect not to renew or terminate any Material Contract, except, in each case, in the ordinary course of business;

(o)     amend, modify, terminate or make any changes to the coverage levels of any insurance coverage provided by existing insurance policies, other than in the ordinary course of business or so as to comply with any contract to which it is or becomes a party;

(p)     institute any legal proceeding or claim, or compromise, settle, or fail to defend any pending legal proceeding or any claim, except for settlements or compromises in an amount less than $100,000, whether individually or in the aggregate, for which the Company receives a full release;

(q)     communicate with any Governmental Authority regarding the businesses of the Company and the Company Subsidiaries with respect to any matter that would, or would reasonably be expected to, have a Company Material Adverse Effect or result in the institution of any investigation or legal proceeding against the Company;

(r)     waive any right of material value outside of the ordinary course of business;

(s)     make, amend, modify, revoke or change any election in respect of Taxes, amend, modify, adopt or change (or make a request to change) any accounting method in respect of Taxes, enter into any Tax sharing, Tax indemnity or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, surrender any claim for a refund of Taxes, file any Tax return other than one prepared in the ordinary course of business, file any amended Tax return or consent to any extension or waiver of the limitation period applicable to any Tax return, Tax claim or assessment in respect of Taxes;

(t)     knowingly enter into any commitment or transaction that would constitute a material breach of the representations, warranties or agreements contained in this Agreement, or knowingly take any action or fail to take an action or, to the extent within the Company’s control, permit to occur any event that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect (provided, that in the event any matter would constitute both a violation of this subsection (t) and a breach of any of the Company’s representations and warranties set forth in Section 2, any indemnification claim for such matter must be brought on the grounds of a breach of representation or warranty (and not a breach of covenant or agreement) and subject to the associated limitations on liability set forth in Section 8); or

(u)     agree or commit, whether in writing or otherwise, to take any of the actions described in Sections 4.1(a) through 4.1(t).

5.           ADDITIONAL AGREEMENTS.

5.1     Access to Information. During the Pre-Closing Period, the Company will, and the Company will cause the Company Subsidiaries to: (a) afford Parent and its Representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company and the Company Subsidiaries; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company and the Company Subsidiaries as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company and the Company Subsidiaries to cooperate with Parent in its investigation of the Company and the Company Subsidiaries; provided, however, that any such investigation will be conducted during normal business hours upon reasonable advance notice to the Company under the supervision of the Company’s or the Company Subsidiaries’ personnel and in such a manner as not to materially interfere with the normal operations of the Company and the Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Subsidiaries will not be required to disclose any information to Parent if such disclosure would, in the reasonable judgment of the Company: (i) jeopardize any attorney-client or other privilege, or (ii) contravene any applicable Legal Requirements, fiduciary duty or binding agreement entered into prior to the date of this Agreement, in each case so long as the Company and the Company Subsidiaries have reasonably cooperated with Parent to permit such inspection of, or to disclose such information on a basis that does not jeopardize such privilege or contravene any such Legal Requirement, fiduciary duty or binding agreement. No information received pursuant to an investigation made under this Section 5.1 will be deemed to (i) qualify, modify, waive, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Legal Requirements arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Section 6 hereof.

5.2          Public Disclosure; Confidentiality.

(a)     No party shall issue any press release or otherwise make any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior written consent of each of the Parent and the Securityholders’ Representative. Notwithstanding the foregoing, Parent may include disclosures relating to this Agreement and the transactions contemplated herein in Parent’s filings with the SEC, and otherwise as required by the SEC and Nasdaq, without seeking approval from, or consulting with, any other parties hereto; provided, that Parent will make good faith efforts to provide the Company and, after the Closing, the Securityholders’ Representative with written notice of any such disclosures, except to the extent that any such disclosures are substantially similar to the information contained in previous public disclosures made by Parent.

(b)     The terms of that certain Mutual Nondisclosure Agreement, dated May 15, 2015, between the Company and Parent (the “Confidentiality Agreement”) are hereby incorporated herein by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.

(c)     From and after the date hereof, the Securityholders’ Representative will not, and will cause its directors, officers, employees, Representatives and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use or otherwise exploit for their own benefit or for the benefit of anyone, any Confidential Information (as that term is defined in the Confidentiality Agreement). The Securityholders’ Representative will not have any obligation to keep confidential (or cause its directors, officers, employees, Representatives and Affiliates to keep confidential) any Confidential Information if and to the extent that disclosure thereof is specifically required by applicable Legal Requirements; provided, however, that in the event that disclosure is required by applicable Legal Requirements, the Securityholders’ Representative will, to the extent permitted by applicable Legal Requirements, provide Parent and the Company with prompt notice of such requirement prior to making any disclosure so that the applicable party may seek an appropriate protective order; provided further, disclosure may be made to the extent any information is necessary for enforcing the rights of the Company Securityholders or Securityholders’ Representative arising out of this Agreement or defending against assertions by Parent as disclosed to any Governmental Authority or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection with any dispute resolution proceedings involving a dispute between Parent, on the one hand, and the Company Securityholders or the Securityholders’ Representative, on the other hand, arising out of the transactions contemplated by this Agreement.

5.3          Efforts; Government Approvals and Further Assurances.

(a)     Parent, Merger Sub, and the Company will use their respective reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the Closing and the other transactions contemplated hereby. Subject to Section 5.3(b), each of Parent, Merger Sub, and the Company will execute and deliver such further instruments of conveyance and transfer and take such additional actions as any other party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent, Merger Sub, and the Company will: (i) make any filings and give any notices required to be made or given by such party in connection with the execution and delivery of this Agreement, the consummation of the Closing and the other transactions contemplated hereby; and (ii) use reasonable best efforts to obtain any consent required to be obtained by such party in connection with this Agreement, the consummation of the Closing and the other transactions contemplated hereby. Each of Parent, Merger Sub, and the Company will promptly deliver to the other a copy of each such filing made (other than filings made pursuant to the HSR Act), each such notice given and each such consent obtained during the Pre-Closing Period, it being understood that delivery of such filings, notices and consents exclusively to the outside counsel of such other party will be deemed to be in compliance with the requirements of this Section 5.3(a). The initial filings pursuant to the HSR Act will be made by Parent and the Company within five Business Days following the Agreement Date.

(b)     The Company will use its reasonable best efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of its obligations pursuant to, this Agreement. Each of Parent and the Company will use their reasonable best efforts to (i) file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to this Agreement, the consummation of the Closing and the other transactions contemplated hereby, and (ii) to submit promptly any additional information requested by any such Governmental Authority. Each of Parent and the Company will pay 50% of any filing fee under the HSR Act and other Antitrust Laws. Notwithstanding any provision of this Agreement or otherwise to the contrary, each of Parent, Merger Sub, and the Company hereby covenants and agrees to use its reasonable best efforts to secure prompt termination of any waiting periods imposed by the HSR Act and other Antitrust Laws and to comply at the earliest practicable date with any request under the HSR Act to provide information, documents or other materials requested by any Governmental Authority. Each of the Company and Parent will (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to this Agreement, the consummation of the Closing and the other transactions contemplated hereby; and (B) keep the other party informed as to the status of any such legal proceeding. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any legal proceeding under or relating to national security matters.

(c)     For the purposes of this Section 5.3, “reasonable best efforts” of Parent will not require (nor will anything in this Section 5.3 or otherwise in this Agreement require) Parent or any of its Subsidiaries to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent, its Subsidiaries or the Company or the Company Subsidiaries of any portion of the business or assets of Parent, the Company, any of the Company Subsidiaries, or any of Parent’s Subsidiaries, or compel Parent, the Company, any of the Company Subsidiaries, or any of Parent’s Subsidiaries, to dispose of, hold separate or license any portion of the business, assets or Intellectual Property of Parent, the Company, any of the Company Subsidiaries, or any of Parent’s Subsidiaries, respectively, in each case as a result of the transactions contemplated by this Agreement. In no event will Parent, the Company, any of the Company Subsidiaries, or any of Parent’s Subsidiaries be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture or to accept any operational restriction or limitation. With regard to any Governmental Authority, the Company will not, and will cause the Company Subsidiaries not to, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter its business or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of Parent’s, the Company’s, or the Company Subsidiaries’ respective businesses, product lines or assets or otherwise receive the full benefits of this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent has the unilateral right to determine whether or not the parties will litigate with any Governmental Authority to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the Merger. The parties hereto acknowledge and agree that the obligations of Parent, its Subsidiaries and Merger Sub hereunder will not include any requirement to defend any proceeding challenging this Agreement or the consummation of the Closing beyond the Outside Date.

5.4          Tax Matters.

(a)     Cooperation on Tax Matters. Parent and the Securityholders’ Representative will cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of (i) any Tax Return or amended Tax Return with respect to any taxable period beginning before the Closing Date, (ii) audit, or (iii) litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Surviving Corporation and the Securityholders’ Representative will (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, Parent or the Surviving Corporation, as the case may be, will allow the other parties to take possession of such books and records. Parent and the Securityholders’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax of the Company, the Surviving Corporation, the Company Subsidiaries or Parent that could be imposed (including with respect to the transactions contemplated by this Agreement). Notwithstanding anything to the contrary in this Agreement, Securityholders’ Representative shall have no obligation to prepare or file any Tax Return.

(b)         Pre-Closing Tax Returns. The Company and the Company Subsidiaries will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns relating to the Company and the Company Subsidiaries, respectively, that are required to be filed on or before the Closing Date (taking into account all applicable extensions to file any such Tax Return), which Tax Returns will be prepared in accordance with past practices and customs. The Company will provide Parent with copies of such Tax Returns.

(c)          Tax Audits and Contests.

(i)     Unless Parent has previously received notice from the Securityholders’ Representative of the existence of any Tax Contest (as defined below), Parent will, or will cause the Company to, promptly notify the Securityholders’ Representative of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Company or any of the Company Subsidiaries or the Company Securityholders may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Contest”); provided, however, that no failure to give such notice will relieve the Company Securityholders of any liability hereunder except to the extent, if any, that the rights of the Company Securityholders with respect to such claim are materially actually prejudiced thereby. Except with respect to income Tax Returns (or information Tax Returns related to income Taxes) for taxable periods of the Company ending on or before the Closing Date, Parent will have the authority to represent the interests of the Company and will have control of the defense, compromise or other resolution of any Tax Contest; provided, however, that the Securityholders’ Representative will be entitled to participate in such Tax Contest at the Company Securityholders’ expense and Parent will not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to materially affect the Tax liability of the Company, the Company Subsidiaries, or the Company Securityholders for any Pre-Closing Tax Period, or to form the basis for a claim of indemnification pursuant to Section 8.1(b), without the written consent of Securityholders’ Representative, which consent will not be unreasonably withheld, delayed or conditioned. The Securityholders’ Representative will have the authority, at the Company Securityholders’ expense, to represent the interests of the Company, the Company Subsidiaries, and the Company Securityholders and will have control of the defense, compromise or other resolution of any Tax Contest to the extent that such Tax Contest involves Tax Returns (or information Tax Returns) related to income Taxes or Taxes in the nature of Taxes on net income for taxable periods of the Company or any of the Company Subsidiaries ending on or before the Closing Date; provided, however, that Parent will be entitled to participate in such Tax Contest at its own expense and the Securityholders’ Representative will not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to materially affect the Tax liability of the Company or Parent for any taxable period (or portion thereof) occurring after the Closing Date without the written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned.

(ii)     If Parent or the Securityholders’ Representative elects, by written notice to the other party, not to control the defense of a Tax Contest that it has authority to control, the other party may assume control of the defense of such Tax Contest. In such event, the party electing not to control the defense of such Tax Contest (the “Non-Controlling Party”) will be given the opportunity to participate in, but not direct or conduct, any defense of such Tax Contest, unless such participation would affect any privilege of the party controlling the defense of such Tax Contest (the “Controlling Party”). The Non-Controlling Party’s participation under such circumstances will be subject to the Controlling Party’s right to control such defense. The Controlling Party will not settle any such Tax Contest without the consent of the Non-Controlling Party, which consent will not be unreasonably withheld, delayed or conditioned. The Controlling Party will (i) keep the Non-Controlling Party advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and will consider in good faith recommendations made by the Non-Controlling Party with respect thereto and (ii) make available to the Non-Controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege). The Non-Controlling Party will furnish the Controlling Party with such information as it may have with respect to such Tax Contest (including copies of any summons, complaints or other pleadings that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Tax Contest.

5.5          Indemnification of Directors and Officers of Company.

(a)     Prior to or as of the Closing, the Company will cause coverage to be extended under the director and officer insurance policy (or policies) maintained by the Company as of the date of this Agreement with respect to any actions or omissions by any current or former officers or directors of the Company or any of the Company Subsidiaries (the “D&O Indemnified Parties”) occurring prior to the Closing, by obtaining a related “tail” policy that has an effective term of six years from the Closing Date, with coverage in amount and scope at least as favorable as the Company’s existing coverage. The cost of such tail policy will be treated as a Specified Transaction Expense of the Company. Parent will not, or will cause the Surviving Corporation to not, cancel or change such insurance policies in any respect.

(b)     In addition, for a period of six years following the Effective Time, Parent and the Surviving Corporation agree to indemnify and hold harmless, reimburse, exculpate from liability, and advance expenses to all D&O Indemnified Parties to the same extent and on the same terms as such persons are entitled to indemnification, reimbursement, exculpation or expense advancement by Company or any such Company Subsidiary as of the Agreement Date, whether pursuant to applicable documents (including the certificate of incorporation or bylaws (or equivalent governing documents) of any Subsidiary), individual indemnification agreements, by Legal Requirement or otherwise, for acts or omissions or matters which occurred or arose at or prior to the Effective Time (regardless of whether any proceeding relating to any D&O Indemnified Party’s rights to indemnification, exculpation, or expense advancement with respect to any such matters, acts, or omissions is commenced before or after the Closing); provided that no D&O Indemnified Party may seek indemnification, reimbursement, exculpation, or advancement of expenses from Parent or the Surviving Corporation for amounts such D&O Indemnified Party owes or may owe to any Parent or the Surviving Corporation in such D&O Indemnified Party’s capacity as Company Securityholder under the provisions set forth in Section 8 (Escrow and Indemnification). Any claims for indemnification made under this Section 5.5 on or prior to the sixth anniversary of the Effective Time shall survive until the final resolution thereof.

(c)     The Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) in any legal action brought by such person that is successful to enforce the obligations of Parent, the Surviving Corporation, or its successors under this Section 5.5. The obligations of Parent, the Surviving Corporation, and its successors under this Section 5.5 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns, as applicable).

5.6        Parachute Payments. As soon as reasonably practicable following the date of this Agreement, but in no event later than five Business Days prior to the Closing Date, the Company will solicit Company Stockholder approval (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) of the right of any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and shall obtain any necessary consents from such disqualified individuals to waive such “parachute payments,” to the extent such Company Stockholder approval is not obtained. To the extent any “parachute payments” are not approved as contemplated by this Section 5.6, such “parachute payments” shall not be made or provided.

5.7         Stockholder Action.

(a)     The Company’s board of directors has declared this Agreement, the Merger and other transactions contemplated hereby and thereby, advisable and approved a resolution recommending approval of this Agreement, the Merger and the other transactions contemplated hereby and thereby by the Company Stockholders (the “Board Recommendation”).

(b)     Promptly following the execution and delivery of this Agreement, the Company will, in accordance with and pursuant to Section 251 of the DGCL, take all action necessary to seek and obtain, as soon as practicable, written consents from all Company Stockholders, in the form attached hereto as Exhibit H (the “Stockholder Written Consents”). Prior to the delivery of the Stockholder Written Consents to the Company Stockholders, the Company must have given Parent and its counsel a reasonable opportunity (but in no event fewer than two Business Days prior to delivery to the Company Stockholders) to review and comment on the proposed Stockholder Written Consents and all related information proposed to be provided in connection therewith. No amendment or supplement (including any incorporated by reference) to the Stockholder Written Consents or any of such related information will be made without the approval of Parent. As soon as practicable following the Company’s receipt of Stockholder Written Consents, the Company will deliver to Parent copies of such Stockholder Written Consents.

(c)     Within one Business Day after the date hereof, the Company will deliver to Parent Stockholder Written Consents, duly executed by Company Stockholders holding sufficient Company Voting Stock to provide the Required Stockholder Approval.

(d)     Following receipt of the Required Stockholder Approval, the Company will promptly deliver to each holder of Company Shares a notice of the approval of the Merger and this Agreement by written consent of the holders of Company Shares pursuant to the applicable provisions of the DGCL, which notice must include the required notice to holders of Company Shares required by applicable Legal Requirements that appraisal rights may be available to holders of Company Shares in accordance with the DGCL. Prior to the delivery of such notice to the Company Stockholders, the Company must have given Parent and its counsel a reasonable opportunity (but in no event fewer than two Business Days prior to delivery to the Company Stockholders) to review and comment on the proposed notice and all related information proposed to be provided in connection therewith.

5.8         Notification of Certain Matters.

(a)     During the Pre-Closing Period, the Company will, upon becoming aware of any of the following, promptly notify Parent (i) if any representation or warranty made by the Company in this Agreement was, when made, or at any time thereafter became (or would have become, but for any limitation set forth in such representation or warranty as to the date on which such representation or warranty is, was, or will be made), untrue or inaccurate in any respect that would reasonably be expected to result in the condition set forth in Section 6.2(b) to not be satisfied; (ii) if the occurrence of any event, fact, change, condition or circumstance has caused or would reasonably be expected to cause any condition to the obligations of Parent to effect the transactions contemplated by this Agreement not to be satisfied; (iii) of the failure of the Company or any of the Company Subsidiaries to comply with or satisfy any covenant or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in the condition set forth in Section 6.2(c) to not be satisfied; or (iv) of the institution or threat of any legal proceeding against the Company or any of the Company Subsidiaries related to this Agreement or the transactions contemplated hereby (the events, facts and circumstances and failures described in clauses (i) – (iv), individually and collectively, the “Post-Signing Events”).

(b)     The delivery of any notice pursuant to this Section 5.8 will not be deemed to modify the representations and warranties in Section 2 for purposes of Section 6.2; provided, however, that if a Post-Signing Event is disclosed to Parent in writing in accordance with this Section 5.9, such Post-Signing Event constitutes or would constitute a failure of a condition contained in Section 6.2(b) or (c) to be met, and Company notifies Parent in writing that, as a result of such Post-Signing Event, there is a failure of a condition contained in Section 6.2(b) or (c), Parent will have a right to terminate this Agreement pursuant to Section 7.1(d).

(c)     For clarity, unintentional failure to give notice under Section 5.8(a) shall not be deemed to be a breach of covenant under this Section 5.8 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be. For clarity, any breach or violation of the notification required under the parenthetical clause in Section 5.8(a)(i) will not result in any monetary or other liability of the Company or Company Securityholders.

5.9         Termination of Company Options and Company Warrants. During the Pre-Closing Period, the Company will take actions reasonably necessary and sufficient in accordance with applicable Legal Requirements, and, as applicable, the Company Equity Incentive Plan and each Company Option and Company Warrant (in each case, including using commercially reasonable efforts to obtain all of the Option Termination Agreements and the Warrant Termination Agreements with respect to the outstanding Company Options and Company Warrants and other necessary consents, and obtaining approval of its board of directors) (a) to give effect to the actions contemplated by Sections 1.13 and 1.14; and (b) to automatically terminate, as of the Effective Time, the Company Equity Incentive Plan, all Company Options (including any underlying agreements relating to the Company Options), and all Company Warrants (including any underlying agreements relating to the Company Warrants), such that at the Effective Time and upon the payments contemplated by Sections 1.13 and 1.14 (and, if applicable, Section 1.17), no Person will have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest, of the Company.

5.10      Letters of Transmittal and Other Agreements. During the Pre-Closing Period, the Company will use reasonable best efforts to obtain and deliver to Parent (a) Letters of Transmittal from each of the Company Stockholders; (b) Option Termination Agreements from each of the Company Optionholders; (c) Warrant Termination Agreement from each of the Company Warrantholders, and (c) such other agreements and instruments necessary to satisfy the conditions to Closing hereunder.

5.11        No Solicitation or Negotiation.

(a)     The Company acknowledges that neither it, nor its Representatives, is engaged in any discussions or negotiations with any Person with respect to an Acquisition Proposal and confirms that the Company has complied with, and is in current compliance with, the exclusivity obligations under that certain letter agreement, dated May 20, 2016, between Parent and the Company. The Company will not, and will not authorize or permit its Representatives to, directly or indirectly, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms of Section 7: (i) solicit, initiate, facilitate or knowingly encourage an Acquisition Proposal; or (ii) (A) furnish or disclose to any Person non-public information with respect to an Acquisition Proposal; (B) negotiate or engage in discussions with any Person with respect to an Acquisition Proposal; or (C) enter into or amend or grant any waiver or release under any confidentiality or non-disclosure Contract with respect to an Acquisition Proposal.

(b)     The Company’s board of directors will not: (i) withdraw, amend, or modify, or propose to withdraw, modify, or qualify in a manner adverse to Parent or Merger Sub, the Board Recommendation; (ii) approve, recommend, or fail to recommend against, or propose to approve or recommend, any Acquisition Proposal; (iii) make any statement inconsistent with its recommendation that the Company Stockholders approve and adopt this Agreement and the Merger; or (iv) enter into any contract (whether or not binding) or agreement in principle with respect to any Acquisition Proposal.

(c)     The Company will promptly (and in any event within one Business Day after receipt thereof by such party or its Representatives) advise Parent in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or that would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, but excluding the identity of the Person making the same.

5.12       Affiliate Agreements. Prior to the Closing, the Company will use reasonable best efforts to take actions reasonably necessary and sufficient to cause to be terminated at the Effective Time the agreements set forth on Schedule 5.12.

5.13       Data Room. Prior to the Closing, the Company will deliver to Parent one or more DVDs that contain the true, correct and complete contents of the Data Room.

5.14       Notice of Dissenting Shares. The Company will give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any Company Shares under the DGCL and any withdrawal of any such notice. The Company will not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time.

6.           CONDITIONS TO THE CLOSING.

6.1       Conditions to Obligation of Each Party. The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the agreement of Parent, the Securityholders’ Representative and the Company, and (ii) by proceeding with the Closing, Parent, Company Securityholders and the Company will be deemed to have waived any of such conditions that remain unsatisfied):

(a)     Required Stockholder Approval. The Required Stockholder Approval must have been obtained.

(b)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority will have been issued and remain in effect, nor will there be any Governmental Authority statute, rule, regulation or other Legal Requirement enacted or deemed applicable to the execution and delivery of this agreement or the consummation of the Closing and the transactions contemplated hereby, that prohibits or makes such transactions illegal.

(c)     Antitrust Laws Compliance. All required filings under the HSR Act and other Antitrust Laws applicable to the transactions to be consummated at the Closing shall have been completed, and all applicable waiting periods (and any extension thereof), if any, under the HSR Act and such other Antitrust Laws shall have expired or been terminated, and any approvals or clearances required thereunder must have been obtained.

(d)     No Pending Governmental Litigation. Except for any pending or threatened legal proceeding directly or indirectly initiated by the party asserting its right not to consummate the transactions contemplated by this Agreement pursuant to this Section 6.1(d), there must not be pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Authority that challenges or seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

6.2         Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Closing and the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived only in writing by Parent):

(a)     Company Closing Certificate. Parent must have received a certificate executed on behalf of the Company by an officer of the Company (the “Closing Certificate”) representing and warranting on behalf of the Company that the conditions applicable to the Company set forth in Sections 6.2(b) and 6.2(c) have been satisfied.

(b)     Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect, taken together, must be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement that are not so qualified, taken together, must be true and correct in all material respects, as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(c)     Performance of Covenants. All covenants contained in this Agreement to be complied with by the Company on or before the Closing must have been complied with in all material respects.

(d)     Receipt of Closing Deliverables. Parent must have received each of the agreements, instruments and other documents as set forth in Section 1.3(b).

(e)     Appraisal Rights. No Company Stockholders collectively holding in excess of 5% of the outstanding Company Shares will have exercised, or have continuing rights to exercise, appraisal rights under the DGCL with respect to the transactions contemplated by this Agreement and Parent must have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer to such effect.

(f)     No Company Material Adverse Effect. There must not have occurred a Company Material Adverse Effect since the Agreement Date that is continuing.

(g)     Secretary’s Certificate. The secretary of the Company must have delivered to Parent a certificate certifying on behalf of the Company to corporate good standing with respect to the Company and authenticating a certificate of corporate status issued by the Secretary of State of the State of Delaware, authenticating the Company Charter, certified as of the most recent practicable date by the Secretary of State of the State of Delaware, and the bylaws of the Company.

(h)     Required Consents. The Company must have delivered to Parent copies of each of the consents and authorizations described on Schedule 6.2(i) (collectively, the “Required Consents”), which must be in full force and effect.

(i)     Absence of Claims. There must not be pending before any court of competent jurisdiction any legal proceeding brought by any Person challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or that would reasonably be likely to result in any material Damages from Parent, Merger Sub, the Company, or any Company Subsidiaries as a result of the transactions contemplated by this Agreement.

(j)     Termination of Agreements. Each of the agreements set forth on Schedule 5.12 must have been terminated, effective as of the Closing, and be of no further force or effect thereafter and the Company must have delivered to Parent written evidence, satisfactory to Parent, in its reasonable discretion, of each such termination.

6.3         Additional Conditions to Obligation of Company. The obligations of the Company to consummate the Closing and the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived only in writing by the Company):

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, taken together, must be true and correct in all respects, and all other representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified, taken together, must be true and correct in all material respects, as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)     Performance of Covenants. Parent and Merger Sub must have complied with and performed in all material respects all of its respective covenants under this Agreement required to be complied with or performed by Parent and Merger Sub, as applicable, at or prior to the Closing.

(c)     Parent Closing Certificate. The Company must have received a certificate executed on behalf of Parent by an officer of Parent (the “Parent Closing Certificate”) representing and warranting that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)     Receipt of Closing Deliverables. The Company must have received each of the agreements, instruments and other documents set forth in Section 1.3(a), and Parent must have satisfied its Closing payment obligations set forth herein.

7.           TERMINATION.

7.1          Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through 7.1(e), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

(a)     by the mutual written consent of Parent and the Company;

(b)     by Parent or the Company if the Closing has not been consummated by September 1, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c)     without limiting the right of Parent or the Company to terminate this Agreement pursuant to Section 7.1(b), by the Company if (i) there is a material breach of any of the representations or warranties of Parent in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied, or there has been a material breach by Parent of any of its covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, (ii) the Company has delivered to Parent a written notice of such breach, and (iii) at least 20 Business Days have elapsed since the delivery of such notice without such breach having been cured (provided, however, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured);

(d)     without limiting the right of Parent or the Company to terminate this Agreement pursuant to Section 7.1(b), by Parent if (i) there is a material breach of any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, or there has been a material breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(c) would not be satisfied, (ii) Parent has delivered to the Company a written notice of such breach, and (iii) at least 20 Business Days have elapsed since the delivery of such notice without such breach having been cured (provided, however, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured); or

(e)     by Parent, if within one Business Day after the date of this Agreement, Parent has not received the Required Stockholder Approval.

7.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement will be of no further force or effect, and there will be no liability on the part of Parent or the Company or their respective officers, directors, shareholders or members, except to the extent that such liability results from any prior willful breach by a party of any of its covenants, agreements or representations and warranties set forth in this Agreement; provided, however, that the provisions of Section 9 and the Confidentiality Agreement will remain in full force and effect and survive any termination of this Agreement.

8.            Escrow and Indemnification.

8.1          Indemnification.

(a)     Expiration of Representations, Warranties, and Covenants. The right to bring a claim for breach of any of the representations and warranties made by the Company, Parent or Merger Sub in this Agreement will survive the Closing until the 18 month anniversary of the Closing Date, at which time such representations and warranties will expire and terminate and be of no further force and effect; provided, however, that such right to bring a claim for breach of any of the representations and warranties contained in Section 2.1 (Organization, Standing and Power), Section 2.2 (Company Subsidiaries), Section 2.3 (Power and Authority), Section 2.4 (Capitalization), Section 2.23 (Taxes) (with respect to income tax matters only), Section 2.30 (Brokers’ and Finders’ Fee), Section 3.1 (Organization, Standing and Power), Section 3.2 (Authorization and Binding Obligation of Parent), Section 3.4 (Brokers), Section 8.1(e)(xiii), and the representations in or incorporated by reference into any Joinder Agreement, Option Termination Agreement, Warrant Termination Agreement, Stockholder Written Consent or Letter of Transmittal relating to authority to enter into and deliver such document(s) and title to the applicable Company Securities (collectively, the “Fundamental Representations”), will survive the Closing until the 30th day after expiration of the applicable statute of limitations with respect to the underlying subject matter of such representations and warranties, at which time such right will expire and terminate and be of no further force and effect (the date of expiration of any representation or warranty in this Agreement being a “Representation Termination Date”). The covenants or agreements contained in this Agreement (i) that contemplate performance on or before the Closing will continue in full force and effect after the Closing until the 18-month anniversary of the Closing Date and (ii) that contemplate performance after the Closing will continue in full force and effect after the Closing in accordance with their terms until fully performed (the applicable date of expiration of any covenant in this Agreement being a “Covenant Termination Date”). No claim for a breach of any representation or warranty contained in this Agreement may be made after the expiration of the Representation Termination Date of such representation or warranty, and no claim for a breach of any covenant contained in this Agreement may be made after the expiration of the Covenant Termination Date of such covenant, and no claim pursuant to clauses (iii)-(v) of Section 8.1(b) may be made after the fifth anniversary of the Closing Date (the “Special Indemnity Termination Date”) in each case (A) except for claims of which a party has received written notification (each, an “Indemnification Claim Notice”) prior to such expiration setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim) and (B) any claim that is brought by the indemnifying party as a counterclaim to a claim brought in accordance with the prior clause (A). If a party has sent an Indemnification Claim Notice to another party within the time period prescribed by this subsection (a), such claim will not be extinguished by the passage of such time period and will survive until such claim has been fully and finally resolved. The Company and the Company Securityholders waive any statute of limitations to the extent shorter than the claim periods specified in this subsection (a). The parties acknowledge that the time periods set forth in this Section 8.1(a) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(b)     Indemnification for Company Representations and Covenants. Subject to the limitations set forth in Section 8.1(a), this Section 8.1(b) and Sections 8.1(e) through (h), from and after the Closing Date, the Company Securityholders, severally (and not jointly) based on their respective Pro Rata Portions, will indemnify, defend and hold harmless Parent and its Affiliates and their respective shareholders, directors, officers, employees, agents, Representatives, successors in interest and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from, against and in respect of, any and all Damages imposed on, sustained, incurred or suffered by any Indemnified Person, whether or not due to a third-party claim, arising out of, resulting from or in connection with (as determined by final, non-appealable order of a court of competent jurisdiction or by written agreement of the Securityholders’ Representative and the Parent): (i) any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement or in any certificate delivered pursuant to Section 1.3(b) or Section 6.2 hereunder; (ii) the breach of any covenant or agreement of the Company set forth in this Agreement to be performed at or prior to the Closing; (iii) any claim by a Company Securityholder regarding the distribution of payments hereunder among Company Securityholders that differs from that specified in the Closing Consideration Spreadsheet (as updated); (iv) demands by Company Securityholders asserting appraisal rights or any similar claim that result in payment to such Company Securityholder and associated defense costs in the aggregate in excess of the applicable portion of the Aggregate Merger Consideration they would have otherwise received under this Agreement; (v) claims by Company Securityholders relating to breaches of fiduciary duties by the directors and officers of the Company in connection with the approval of this Agreement and the transactions contemplated hereby (excluding any aider and abettor liability of Parent or Merger Sub related thereto).

(c)     Indemnification for Company Securityholder Representations and Covenants. In addition to the indemnification obligations of the Company Securityholders set forth in Section 8.1(b), but subject to the limitations set forth in Section 8.1(a), this Section 8.1(c) and Sections 8.1(e) through (h), from and after the Closing Date, each Company Securityholder, severally (and not jointly), will indemnify, defend and hold harmless the Indemnified Persons from, against and in respect of, any and all Damages imposed on, sustained, incurred or suffered by any Indemnified Person, whether or not due to a third-party claim, arising out of, resulting from or in connection with (as determined by final, non-appealable order of a court of competent jurisdiction or by written agreement of the Securityholders’ Representative and the Parent): (i) any breach of, or inaccuracy in, any representation or warranty made by such Company Securityholder set forth in any Joinder Agreement, Letter of Transmittal, Stockholder Written Consent, any Option Termination Agreement, and/or any Warrant Termination Agreement to which such Company Securityholder is a party; and (ii) the breach of any covenant or agreement of such Company Securityholder set forth in any Joinder Agreement, Letter of Transmittal, Stockholder Written Consent, any Option Termination Agreement, and/or Warrant Termination Agreement to which such Company Securityholder is a party.

(d)     Indemnification for Parent and Merger Sub Representations and Covenants. From and after the Closing Date, Parent will indemnify, defend and hold harmless each Company Securityholder and its shareholders, directors, officers, employees, agents, successors in interest and assigns from, against and in respect of, any and all Damages imposed on, sustained, incurred or suffered by them, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (as determined by final, non-appealable order of a court of competent jurisdiction or by written agreement of the Securityholders’ Representative and the Parent): (i) any breach of, or inaccuracy in, any representation or warranty of Parent and Merger Sub set forth in Section 3 of this Agreement or in any certificate delivered pursuant to Section 1.3(a) or Section 6.3 hereunder, and (ii) the breach of any covenant of Parent and Merger Sub set forth in this Agreement.

(e)     Limitations of Liability.

(i)     Sole and Exclusive Remedy. Except as provided in Sections 1.5, 1.6(e), 8.1(e)(v) and 9.6, the right of the parties to be indemnified pursuant to this Section 8 will be the sole and exclusive remedy with respect to all monetary Damages under this Agreement and with respect to a particular Company Securityholder, under any Joinder Agreement, Letter of Transmittal, Stockholder Written Consent, Option Termination Agreement, and/or Warrant Termination Agreement to which such Company Securityholder is a party. For clarity, this means (a) that the survival periods and liability limits set forth in this Section 8 shall control notwithstanding any statutory or common law provisions or principles to the contrary, (b) all applicable statutes of limitations or other claims periods with respect to claims for Damages shall be shortened or lengthened to the applicable claims periods and survival periods set forth herein, and (c) Parent and the Indemnified Persons irrevocably waive any and all rights they may have to make claims against any Company Securityholders under statutory and common law as a result of any Damages and any and all other damages incurred by them with respect to this Agreement (and with respect to a particular Company Securityholder, under any Joinder Agreement, Letter of Transmittal, Stockholder Written Consent, Option Termination Agreement, and/or Warrant Termination Agreement to which such Company Securityholder is a party) whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Section 8. Notwithstanding the foregoing, nothing in this Section 8 will limit any party’s right to seek and obtain specific performance or injunctive relief to which any party may be entitled or to seek any remedy on account of any party’s intentional fraud (i.e., with scienter) (for clarity, the dollar liability limit of any Company Securityholder with respect to any such intentional fraud committed by the Company will remain limited to the Upper Cap).

(ii)     Deductible. Subject to Sections 8.1(e)(v) and 9.6 and without limiting the effect of any other limitation contained in this Agreement, the indemnification obligations of the Company Securityholders provided for in Section 8.1(b)(i) will not apply, and the Indemnified Persons will not be entitled to exercise any indemnification rights under this Agreement, unless and until the aggregate amount of the Damages against which such Indemnified Persons would otherwise be entitled to be indemnified under Section 8.1(b)(i) exceeds $1,000,000 (the “Deductible”), after which the Indemnified Persons shall be entitled to indemnification for all of their Damages in excess of the Deductible; provided, however, that the Deductible will not apply to any Excluded Matters.

(iii)     Cap. Subject to Sections 8.1(e)(v) and 9.6 and without limiting the effect of any other limitation contained in this Agreement, the Company Securityholders’ indemnity obligations for Damages under Section 8.1(b)(i) and Section 8.1(c)(i) will be limited, in the aggregate, to the Escrow Amount (which will constitute the sole and exclusive remedy therefor) (the “Cap”); provided, however, that the Cap will not apply to any Excluded Matters. Subject to Sections 8.1(e)(v) and 9.6 and without limiting the effect of any other limitation contained in this Agreement, each Company Securityholder’s indemnity obligations for Damages with respect to the Excluded Matters (other than under Section 8.1(e)(v)) will be limited, in the aggregate, to the amount of the Aggregate Merger Consideration actually received by such Company Securityholder (inclusive of the Escrow Amount and Securityholders’ Representative Amount) (the “Upper Cap”).

(iv)     Materiality. For purposes of calculating Damages hereunder, any reference to materiality or Company Material Adverse Effect in the representations and warranties will be disregarded. For clarity, any such reference will not be disregarded for purposes of determining whether a breach of, or inaccuracy in, any representation or warranty exists.

(v)     Fraud and Criminal Actions. Nothing in this Agreement will limit the liability of any party hereto or any Company Securityholder with respect to intentional fraud or intentional material criminal actions personally committed by such Person.

(vi)     Applicability of Limitations. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted at any time, or any knowledge acquired, capable of being acquired, or that is alleged the other party should have known, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(vii)     Calculation of Damages. Any claim for Damages will be calculated: (i) as to actual losses and out-of-pocket costs and expenses incurred by Parent or any other Indemnified Person, without regard to reductions or diminutions in value, lost opportunities or other speculative damages; (ii) without regard to any punitive, exemplary, special, incidental, or consequential damages unless (x) any such punitive, exemplary, special, incidental, or consequential damages are actually awarded to a third party by a Governmental Authority or (y) in the case of special or consequential damages only, any such special or consequential damages are reasonably foreseeable under an objective standard; and (iii) such that costs and expenses (including those incurred in investigating, defending or resolving any applicable third-party claim) shall constitute Damages if and solely to the extent that such underlying claim is indemnifiable hereunder (without taking into account such costs and expenses when determining whether such underlying claim is indemnifiable hereunder).

(viii)     Primacy of Escrow Account. Claims for Damages under Section 8, other than Section 8.1(c), that have been resolved in favor of Parent shall be recovered, first, from the Escrow Amount, and, only after the Escrow Amount has been exhausted, then pursuant to Section 1.6(e) and then, only if Section 1.6(e) is no longer applicable, directly from the Company Securityholders.

(ix)     Other Limitations. Any claim for indemnification under Section 8 other than Section 8.1(c), and any offer to compromise or settle such claim, must be made on a pro rata basis to all Company Securityholders (based on their respective Pro Rata Portions).

(x)     Taxes. Notwithstanding any other provision of this Agreement, the Company Securityholders shall not have any liability or indemnification obligation for any Taxes of Company (i) resulting from any election made under Section 338 of the Code with respect to the Merger, (ii) with respect to any taxable period (or portion thereof) beginning after the Closing Date, (iii) resulting from any action taken by the Company after the Closing on the Closing Date or (iv) based on the ability of Parent, the Surviving Corporation or any of their affiliates to utilize any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or other credit or Tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) in any Tax period or portion thereof (including any Straddle Period).

(xi)     No Liability for Others. Notwithstanding any other provision of this Agreement, in no event will any Company Securityholder be liable for any other Company Securityholder’s breach of such other Company Securityholder’s representations, warranties, covenants, or agreements contained in any Joinder Agreement, Letter of Transmittal, Stockholder Written Consent, Option Termination Agreement, and/or Warrant Termination Agreement, or other ancillary agreement hereto to which such other Company Securityholder is a party.

(xii)     Pre-Closing Period. For the avoidance of doubt, in the event a matter arises between the Agreement Date and the Closing Date (other than as a result of intentional fraud by the Company under this Agreement) and thereby results in a failure of a representation or warranty of the Company contained in this Agreement or in the certificate described in Section 6.2(a), such failure shall not be deemed to be intentional fraud with respect to such representation or warranty (for example, because the Company may not legally effectively update the Company Disclosure Schedule), unless and to the extent actions of the Company or any Company Subsidiaries relating to any such matter would otherwise constitute intentional fraud.

(xiii)     Independent Investigation; Non-Reliance. In entering into this Agreement, Parent and Merger Sub acknowledge that they have relied solely upon their own independent investigation, review and analysis and not on any factual representations or warranties or opinions of Company or its representatives (except for the representations and warranties contained in Section 2). Except for the representations and warranties contained in Section 2, Parent and Merger Sub acknowledge and agree that none of the Company or the Company Subsidiaries or their respective Affiliates or Representatives nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Company, the Company Subsidiaries, the Merger or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement or with respect to any projections, estimates and budgets for Company. Parent and Merger Sub acknowledge that there are assumptions inherent in making any such projections, estimates and budgets, Parent and Merger Sub are familiar with such uncertainties and that Parent and Merger Sub are responsible for making their own evaluation of such projections, estimates and budgets and shall have no claim against the Company Securityholders with respect thereto.

(xiv)     Mitigation.  Parent and the other Indemnified Persons will exercise commercially reasonable efforts to mitigate Damages.

(f)           Control of Defense; Conditions. Except as otherwise provided in Section 5.4(c), which will apply to all Tax Contests, in the event that Parent or another Indemnified Person becomes aware of a third party claim (any such claim, a “Third Party Claim”) that Parent believes may result in a claim for indemnification pursuant to this Section 8 by or on behalf of an Indemnified Person, Parent will promptly notify the Securityholders’ Representative of such Third Party Claim. Notwithstanding the foregoing, no delay in providing such notice prior to the applicable Representation Termination Date will affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Securityholders are materially prejudiced thereby. Such notice must contain a reasonably detailed description of the basis of the claim and the nature and amount, if then reasonably ascertainable, of such Damages that may be indemnifiable. The obligations of the Company Securityholders under this Section 8 with respect to Damages arising from any Third Party Claim will be governed by the following additional terms and conditions:

(i)     The Securityholders’ Representative, at its option and at the expense of the Company Securityholders, will be entitled to assume control of the defense of any Third Party Claim at any time within 30 days of receiving written notice of the Third Party Claim from Parent and may appoint as lead counsel of such defense any legal counsel selected by the Securityholders’ Representative and reasonably acceptable to Parent; provided that the Securityholders’ Representative will not be entitled to assume control of the defense of any Third Party Claim without the Parent’s express written consent in the event (A) the named parties to any such Third Party Claim (including any impleaded parties) include both the Company Securityholders and the Indemnified Person and, in the opinion of counsel to the Securityholders’ Representative and the Indemnified Person, there is an actual conflict of interest between the Securityholders’ Representative and the Indemnified Person, (B) the Indemnified Person determines in good faith that there is a reasonable probability that such Third Party Claim seeks material non-monetary relief, (C) the Indemnified Person determines in good faith that an adverse determination of such claim could be materially detrimental to Indemnified Person’s business; (D) the indemnifying party has failed or is failing to diligently prosecute or defend such claim, or (E) the claim relates to or arises in connection with any potential criminal liability or regulatory violation of Parent, the Surviving Corporation or the Company. In the event that the Securityholders’ Representative assumes control of the defense of any Third Party Claim, the Securityholders’ Representative will keep Parent informed of all material events and developments, including promptly providing copies of any correspondence and court filings, with respect to such Third Party Claim.

(ii)     Notwithstanding Section 8.1(f)(i) above, the Indemnified Person will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Person’s own expense unless (A) the Securityholders’ Representative has failed to assume (or elects not to assume) the defense and employ counsel in accordance with Section 8.1(f)(i), (B) the named parties to any such Third Party Claim (including any impleaded parties) include both the Company Securityholders and the Indemnified Person and, in the opinion of counsel to the Securityholders’ Representative and the Indemnified Person, there is an actual conflict of interest between the Securityholders’ Representative and the Indemnified Person, (C) the Indemnified Person determines in good faith that there is a reasonable probability that such Third Party Claim seeks material non-monetary relief, (D) the Indemnified Person determines in good faith that an adverse determination of such claim could be materially detrimental to Indemnified Person’s business; (E) the indemnifying party has failed or is failing to diligently prosecute or defend such claim, or (F) the claim relates to or arises in connection with any potential criminal liability or regulatory violation of Parent, Surviving Corporation, or the Company, but, in any event, the indemnifying party shall remain subject to their indemnification obligations set forth in this Section 8, in which case the Indemnified Person will have the right, by notice to the Securityholders’ Representative, to assume the defense of such claim and the reasonable fees and expenses of the Indemnified Person’s counsel incurred in connection with such Third Party Claim will be included in Damages in the event that it is ultimately determined pursuant to the procedures hereunder that the Indemnified Person is entitled to indemnification pursuant to this Section 8 with respect to such Third Party Claim; provided, however, that if it is ultimately determined by agreement of the Securityholders’ Representative and the Indemnified Person or by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified hereunder with respect to the Third Party Claim, such fees and expenses will not be Damages.

(iii)     In connection with a Third Party Claim, the Indemnified Person claiming indemnification shall reasonably cooperate with the indemnifying party and make available to the indemnifying party all pertinent information under its control (provided that all Confidential Information shall be subject to the terms of the Confidentiality Agreement). Without limiting the generality of the foregoing, Parent will, and will cause employees of the Company and the Company Subsidiaries to, reasonably cooperate fully with the Securityholders’ Representative in connection with any matter for which Securityholders are the indemnifying party. Such cooperation may include, without limitation, (a) assisting in the collection and preparation of discovery materials, (b) meeting with (and making employees available to meet with) the Securityholders’ Representative and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (c) providing to the Securityholders’ Representative and/or its counsel all information under the control of the Company or any of its Subsidiaries that is deemed necessary by the Securityholders’ Representative and/or its counsel for the defense or prosecution of such matter (subject to the attorney-client privilege). Notwithstanding anything to the contrary in the foregoing, in no event will the Indemnified Person be required to waive any attorney-client privilege in connection with such cooperation. All costs incurred by the Indemnified Person and reasonable fees and expenses of the Indemnified Person’s counsel incurred by the Indemnified Person in connection with the cooperation required under this Section 8.1(f)(iii) will be included in Damages in the event that it is ultimately determined pursuant to the procedures hereunder that the Indemnified Person is entitled to indemnification pursuant to this Section 8 with respect to such Third Party Claim provided, however, that if it is ultimately determined by agreement of the Securityholders’ Representative and the Indemnified Person or by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified hereunder with respect to the Third Party Claim, such costs, fees and expenses will not be Damages.

(iv)     Neither the Securityholders’ Representative nor the Indemnified Person may consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall be reasonable for the Securityholders’ Representative to withhold such consent if the Securityholders’ Representative believes in good faith that there is not any underlying basis for indemnification with respect to such settlement or compromise).

(g)          Insurance. The amount of any Damages payable under this Section 8 will be net of amounts actually received by the Indemnified Person under its applicable insurance policies issued by insurance companies with respect to such Damages (determined after giving effect to any deductible associated therewith, any increase in premiums (including retro premium obligations) resulting therefrom and net of Taxes or other liabilities incurred by such Indemnified Person and/or any of its Affiliates as a result of such claim and out-of-pocket costs of collecting such insurance proceeds) or third party indemnification or contribution payments. If an Indemnified Person receives any amounts under applicable insurance policies issued by insurance companies or third party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the indemnifying parties, then such Indemnified Person will, without duplication, promptly reimburse the indemnifying parties (net of costs and expenses of such recovery and resulting premium increases) for any payment made by such indemnifying parties up to the amount received by the Indemnified Person; provided, that the aggregate amount of reimbursement payments to the indemnifying parties in respect of any such Damages will not in any event exceed the aggregate indemnification payment received by the Indemnified Person from the indemnifying parties with respect to such Damages. Nothing in this Section 8.1(g) will be construed to require any Person to obtain or maintain any insurance coverage (provided that Parent will not cancel any prepaid insurance coverage obtained by the Company prior to the Closing or exclude the Company from any group or umbrella insurance policies of Parent that cover subsidiaries of Parent similarly situated to the Company).

(h)     No Duplication of Recovery. Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any Damages resulting from any breach of any representation, warranty, covenant or agreement of the Company under this Agreement are taken into account as a current liability, reserved or accrued, or otherwise accounted for, in determining Closing Date Net Working Capital, or on the Company Balance Sheet, or otherwise taken into account in the calculation of the Aggregate Merger Consideration, (A) no Indemnified Person may recover such Damages through a claim pursuant to Section 8 or otherwise and (B) such Damages will not be included in the determination of whether all Damages, in the aggregate, exceed the Deductible or the Cap and (ii) no Indemnified Person may recover duplicative Damages in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement, any Letter of Transmittal, Option Termination Agreement, and/or Warrant Termination Agreement, regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement, any Letter of Transmittal, any Option Termination Agreement, and/or any Warrant Termination Agreement.

8.2         Exercise of Remedies by Indemnified Persons other than Parent. No Indemnified Person (other than Parent) will be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent consents to the assertion of such indemnification claim or the exercise of such other remedy.

8.3         Treatment of Indemnification Payments. The parties agree that any amount paid to an Indemnified Person pursuant to this Section 8 will be treated as a reduction in the consideration payable hereunder for Tax purposes.

9.            GENERAL PROVISIONS.

9.1         Notices. All notices and other communications hereunder must be in writing and will be deemed duly delivered (i) upon receipt if delivered personally, (ii) one Business Day after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, or (iii) upon transmission if sent via facsimile with confirmation of receipt (or, if such facsimile is not sent on a Business Day, then on the next succeeding Business Day), to the parties at the following addresses (or at such other address for a party as may be specified upon like notice); provided that with respect to notices delivered to the Securityholders’ Representative, such notices must be delivered solely via facsimile transmission or email with confirmation of receipt:

(a)           if to Parent and/or Merger Sub, to:

Bio-Techne Corporation
614 McKinley Place NE
Minneapolis, MN 55413
Attention: Chief Executive Officer
Facsimile: (612) 656-4514

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attention: Melodie Rose; Ryan Brauer
Facsimile: 612-492-7077
Email: mrose@fredlaw.com; rbrauer@fredlaw.com

(b)            if to the Company, to:

Advanced Cell Diagnostics, Inc.
7707 Gateway Blvd
Newark, CA 94560
Attention: _______________
Facsimile: _______________

with a copy prior to Closing to:

_________________________
_________________________
_________________________
Attention: _______________
Facsimile: _______________

(c)           if to Securityholders’ Representative, to:

_________________________

Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843

Email: notices@fortisrep.com

with a copy to:

_________________________
_________________________
_________________________
Attention: _______________
Facsimile: _______________

9.2     Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.3     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Company Disclosure Schedule and the other schedules hereto: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and will survive any termination of this Agreement until the Closing; (b) are not intended to confer upon any other person any rights or remedies hereunder (other than the D&O Indemnified Parties, who are intended third-party beneficiaries of Section 5.5); and (c) may not be assigned by Parent, on the one hand, or by Company or the Securityholders’ Representative, on the other hand (by operation of law or otherwise), without the written consent of each of the parties hereto; provided, however, that Parent, Merger Sub or the Surviving Corporation may, without the consent of any other party, (i) assign this Agreement to any Affiliate or to a third party in connection with the sale of all or substantially all of the business to which this Agreement relates, and (ii) collaterally assign their rights under this Agreement to their lenders or the lenders of any of their Affiliates. This Agreement will be binding upon, and will inure to the benefit of, each party and its successors and permitted assigns.

9.4     Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

9.5     Expenses. Other than as set forth in this Agreement, the parties agree that all fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby will be borne by the party incurring such fees and expenses, including all fees of counsel and accountants.

9.6     Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled (in addition to any other remedies available to them) to the remedies of specific performance (which will include the right to obtain an order compelling a party’s counterparty hereto to close the transactions contemplated by this Agreement) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. For clarity, following the Closing, Section 8.1(e)(i) will control exclusively regarding remedies.

9.7          Governing Law; Dispute Resolution.

(a)     This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, will be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

(b)     Any judicial proceeding brought with respect to this Agreement must be brought in any federal or state court of competent jurisdiction located in the State of Delaware, and, by execution and delivery of this Agreement, each party (i) accepts and consents to, generally and unconditionally, the jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

(c)     Service of process, summons, notice or other document by mail to such party’s address set forth herein will be effective service of process for any suit, action or other proceeding relating to this Agreement or the transactions contemplated hereby.

(d)      Each of Parent, the Company (both before and after giving effect to the Closing), each Company Securityholder and the Securityholders’ Representative irrevocably and unconditionally waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

9.8          Rules of Construction.

(a)     The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)     For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders.

(c)     As used in this Agreement, (i) the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation,” (ii) the words “hereby,” “herein,” “hereunder” and “hereto” will be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement, and (iii) all references to “$” mean United States dollars.

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

9.9          Time is of the Essence. Time is of the essence of this Agreement.

9.10        Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent, the Company and the Securityholders’ Representative. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion will not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement will be deemed to or will constitute a waiver of any other term of condition hereof (whether or not similar).

9.11        Headings. The article and section headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

9.12       Consent to Representation; Conflict of Interest. If the Securityholders’ Representative so desires, acting on behalf of the Company Securityholders and without the need for any consent or waiver by Company, Parent, or Sub, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) or Choate Hall & Stewart LLP (“Choate”) shall be permitted to represent the Company Securityholders after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Gunderson or Choate shall be permitted to represent the Company Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Parent, the Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Parent, Merger Sub, and the Company further agree that, as to all communications among Gunderson, Choate and the Securityholders’ Representative and the Company Securityholders and their respective Affiliates (individually and collectively, the “Seller Group”) that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by Parent, Sub, and Company, because the interests of Parent and its Affiliates were directly adverse to the Company, the Company Securityholders, and the Securityholders’ Representative at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, and the Company, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Gunderson or Choate to the Company; provided, however, that the Company may not waive such privilege without the prior written consent of the Securityholders’ Representative.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub, and the Securityholders’ Representative have caused this Agreement to be executed and delivered by each of them or their respective officers, all as of the date first written above.

BIO-TECHNE CORPORATION

By:	// Charles Kummeth //

Name:	Charles R. Kummeth
Title:	Chief Executive Officer

ADVANCED CELL DIAGNOSTICS, INC.

By:	// Yuling Luo //

Name:	Dr. Yuling Luo
Title:	President and CEO

AERO MERGER SUB, INC.

By:	// Charles Kummeth //

Name:	Charles R. Kummeth
Title:	Chief Executive Officer

FORTIS ADVISORS LLC, AS THE SECURITYHOLDERS’ REPRESENTATIVE

By:	// Rick Fink //

Name:	Rick Fink
Title:	Managing Director

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2016 Revenue Milestone” has the meaning set forth in Section 1.6(d)(i).

“2017 Revenue Milestone” has the meaning set forth in Section 1.6(d)(ii).

“Acquisition Proposal” means a proposal, inquiry or offer from, or indication of interest by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company equal to 15% or more of the fair market value of the Company’s assets or to which 15% or more of the Company’s net revenues or net income are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company; (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the voting equity interests of the Company; (d) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own 15% or more of the assets, net revenues or net income of the Company; or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Adjustment Amount” means the positive or negative number that is equal to the number that results from subtracting (i) the Baseline Working Capital, from (ii) the Closing Date Net Working Capital.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Closing Merger Consideration” means $250,000,000.00.

“Aggregate Company Option Exercise Price Amount” means the amount obtained by aggregating the exercise prices of all Company Options.

“Aggregate Company Option Payment Amount” means the amount obtained by aggregating the Company Option Payment Amount payable with respect to all Company Options.

“Aggregate Company Warrant Exercise Price Amount” means the amount obtained by aggregating the exercise prices of all Company Warrants.

“Aggregate Company Warrant Payment Amount” means the amount obtained by aggregating the Company Warrant Payment Amount payable with respect to all Company Warrants.

“Aggregate Merger Consideration” means the Aggregate Closing Merger Consideration plus the amount of each Earn-out Payment earned pursuant to Section 1.6 of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph.

“Anti-Bribery Law” has the meaning set forth in Section 2.26(a).

“Antitrust Laws” means all statutes, regulations, or requirements of a Governmental Authority (including those outside of the United States) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or the lessening of competition, including the HSR Act.

“Applicable Per Share Amount” means, as of the applicable date, the amount per Company Share payable on such date, plus any amounts per Company Share that have been previously paid, with respect to each Company Share as set forth in the Consideration Spreadsheet, as the same may be updated in accordance with Section 1, adjusted in accordance with the terms and conditions of this Agreement.

“Baseline Working Capital” means $5,900,000.

“Board Recommendation” has the meaning set forth in Section 5.7(a).

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in the State of Minnesota.

“Business Intellectual Property” means all Owned Intellectual Property and all Third Party Intellectual Property.

“Cap” has the meaning set forth in Section 8.1(e)(iii).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Certificate of Merger” has the meaning set forth in Section 1.1(b).

“Cleveland Clinic Contract” means that certain License Agreement by and between the Company and The Cleveland Clinic Foundation, dated as of August 29, 2014.

“Closing” has the meaning set forth in Section 1.1(c).

“Closing Cash Consideration” means (a) the Closing Merger Consideration, minus (b) the Escrow Amount, minus (c) the Securityholders’ Representative Amount.

“Closing Certificate” has the meaning set forth in Section 6.2(a).

“Closing Consideration Spreadsheet” has the meaning set forth in Section 1.4(c).

“Closing Date” has the meaning set forth in Section 1.1(c).

“Closing Date Balance Sheet” has the meaning defined in Section 1.5(b).

“Closing Date Net Working Capital” means, on the Closing Date, the sum of the current assets of the Company (including, for the avoidance of doubt, Company Cash), less the sum of the current liabilities of the Company, each determined in accordance with GAAP and the Company’s past accounting methods, practices, policies and principles (including classification and estimation methodologies), subject to the following adjustments:

(a)

the Company’s current assets will exclude (to the extent otherwise included in the Company’s current assets) the Aggregate Company Option Exercise Price Amount and the Aggregate Company Warrant Exercise Price Amount; and

(b)

the Company’s current liabilities (A) will exclude (to the extent otherwise included in the Company’s current liabilities) (1) all liabilities of the Company for deferred Taxes, (2) all Company Debt set forth in the Closing Debt Certificate, (3) all Specified Transaction Expenses set forth in the Closing Expense Certificate, (4) all Company Change in Control Payments set forth in the Consideration Spreadsheet, (5) the Aggregate Company Option Payment Amount set forth in the Consideration Spreadsheet, (6) the Aggregate Company Warrant Payment Amount set forth in the Consideration Spreadsheet, and (7) the Aggregate Company Warrant Payment Amount set forth in the Consideration Spreadsheet, and (B) will include any (1) Unpaid Company Debt, (2) Unpaid Specified Transaction Expenses and (3) Unpaid Company Change in Control Payments.

A sample calculation of Closing Date Net Working Capital based on the Company Balance Sheet is attached hereto as Exhibit I (for clarity, the sample calculation does not include Company Cash because it is designed to model the other components of Closing Date Net Working Capital besides Company Cash).

“Closing Date Net Working Capital Dispute Notice” has the meaning set forth in Section 1.5(c).

“Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.5(b).

“Closing Debt Certificate” has the meaning set forth in Section 1.3(a)(v).

“Closing Expense Certificate” has the meaning set forth in Section 1.3(a)(iv).

“Closing Merger Consideration” has the meaning set forth in Section 1.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 2.7.

“Company Balance Sheet Date” has the meaning set forth in Section 2.7.

“Company Cash” means the cash and cash equivalents of the Company and the Company Subsidiaries (for clarity, including restricted cash and short-term and long-term investments) (plus the amount of all uncleared deposits of the Company and the Company Subsidiaries outstanding, and less the amount of all uncleared checks or withdrawals of the Company and the Company Subsidiaries outstanding), measured as of the Closing Date and determined in accordance with GAAP using the same accounting methods, practices, policies and principles (including classification and estimation methodologies) used by the Company to prepare its most recent unaudited financial statements.

“Company Change in Control Payments” means any bonus payments to any current or former employee, independent contractor, director or shareholder of the Company or any Company Affiliate under any Company Employee Plan (including the Company’s Management Retention Bonus Plan), and any employment or payroll Taxes payable in connection with the foregoing or any other transaction contemplated by this Agreement, in each case, that remain payable after the Effective Time and become payable, directly or indirectly, as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby. For clarity, any “double-trigger” payments contingent on the occurrence of both the events described in the immediately preceding sentence and a subsequent event (e.g., termination of employment without cause) that do not actually become payable (e.g., because such subsequent event does not actually occur) will not constitute Company Change in Control Payments hereunder. In no event will any bonuses that become payable due to events that occur after the Closing or any payments arranged by the Parent or any of its Affiliates be considered Company Change in Control Payments.

“Company Charter” has the meaning set forth in Section 1.1(d)(i).

“Company Common Stock” means shares of common stock of the Company.

“Company Debt” means all outstanding and unpaid Indebtedness of the Company and the Company Subsidiaries, determined as of the Closing Date.

“Company Debt Payoff Amount” means the amount necessary to pay off in full all amounts due under the Company Debt.

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee” means any person employed by or providing services to the Company or any of the Company Subsidiaries in the capacity of an employee, consultant, independent contractor, advisor, director or any similar capacity.

“Company Employee Plans” has the meaning set forth in Section 2.24(a).

“Company Equity Incentive Plan” means any stock option, equity incentive or similar plan of the Company, including the Company’s 2008 Stock Plan, as each may be amended from time to time.

“Company Financial Statements” has the meaning set forth in Section 2.7.

“Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) on the Company or the Company Subsidiaries that, individually or taken together with all other Effects is, or would reasonably likely to be, materially adverse to the overall financial condition, material assets (including intangible assets), liabilities (taken together), business (as currently conducted by the Company) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse effect (including any claim, litigation, reduction in revenues or income, disruption of business relationships or loss of employees) (i) directly attributable to the announcement or pendency of any of the transactions contemplated by this Agreement, or (ii) arising from, attributable to, or relating to the United States or foreign financial or securities markets or the United States or foreign economy in general or in the industry sectors in which the Company and the Company Subsidiaries operate in general (except that such conditions in this clause “(ii)” will be taken into account if, and only to the extent, that they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries); (b) the taking of any action reasonably required to cause compliance with the terms of this Agreement or the failure to take any action prohibited by this Agreement or any action taken or failure to take action which Parent has consented to or requested; (c) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (d) the taking of any action by Parent or Merger Sub or any of their Affiliates; (e) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (except that such conditions in this clause “(e)” will be taken into account if, and only to the extent, that they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries); (f) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (g) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a “Company Material Adverse Effect”); (h) the announcement, or the discovery by any third party, of this Agreement or the pendency or consummation of the transactions contemplated hereby (except for actions taken pursuant to Section 4.1 of this Agreement) or the disclosure, or the discovery by any third party, of the fact that the Parent or any of its Affiliates are the potential owners of the Company or any communication by Parent or any of its Affiliates regarding its future plans for the Company, any Company Subsidiary or any of their respective business; or (i) any matter set forth in the Company Disclosure Schedule.

“Company Option” means each outstanding option, whether or not then vested, to purchase Company Shares under the Company Equity Incentive Plan and, following the Effective Time, shall mean each such option cancelled for the right to receive payments under this Agreement in accordance herewith.

“Company Option Payment Amount” means, with respect to a particular Company Option, the product of (i) the amount, if any, by which (x) the Applicable Per Share Amount for Company Shares exceeds (y) the per share exercise price of such Company Option, multiplied by (ii) the number of Company Shares that were subject to such Company Option as of immediately prior to the Effective Time and in accordance with the terms and conditions of the Company Equity Incentive Plan.

“Company Optionholder” means each holder of a Company Option and, following the Effective Time, shall mean each individual who formerly held a Company Option that was cancelled for the right to receive payments under this Agreement in accordance herewith.

“Company Phantom Option” means the phantom option awards set forth in the Consideration Spreadsheet and/or Closing Consideration Spreadsheet. Each Company Phantom Option will be treated in the same manner as a Company Option for all purposes hereunder. For clarity, it is understood and agreed that a Company Phantom Option will not constitute an equity security of the Company or grant the holder thereof the right to purchase any capital stock of the Company, but instead is intended to provide the holder thereof the right to receive payments under this Agreement in a manner analogous to the holders of Company Options.

“Company Preferred Stock” means shares of Series A, Series B-1, Series B-2, and Series C of preferred stock of the Company.

“Company Securities” means Company Shares, Company Options, and Company Warrants.

“Company Securityholders” means, collectively, the Company Stockholders, the Company Optionholders, and the Company Warrantholders.

“Company Shares” means, collectively, the shares of the Company Common Stock and the Company Preferred Stock.

“Company Stock Certificate” has the meaning set forth in Section 1.8(a).

“Company Stockholder” means each holder of the Company Shares.

“Company Subsidiaries” has the meaning set forth in Section 2.2.

“Company Warrant Payment Amount” means, with respect to a particular Company Warrant, the product of (i) the amount, if any, by which (x) the Applicable Per Share Amount for Company Shares exceeds (y) the per share exercise price of such Company Warrant, multiplied by (ii) the number of Company Shares that were subject to such Company Warrant as of immediately prior to the Effective Time.

“Company Warrantholder” means each holder of a Company Warrant and, following the Effective Time, shall mean each individual who formerly held a Company Warrant that was cancelled for the right to receive payments under this Agreement in accordance herewith.

“Company Warrants” means (i) the Warrant to Purchase Stock with Silicon Valley Bank, dated September 14, 2014, pursuant to which the Company issued 60,000 shares of its Series B-2 preferred stock and (ii) the Warrant to Purchase Stock with Silicon Valley Bank, dated July 23, 2015, for 27,533 shares of the Company’s Series C preferred stock.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Consideration Spreadsheet” has the meaning set forth in Section 1.4(b).

“Controlling Party” has the meaning set forth in Section 5.4(c)(ii).

“Covenant Termination Date” has the meaning set forth in Section 8.1(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.5.

“Damages” as used in Section 8.1 means any damages, liabilities, losses, settlements, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable legal, expert and consultant fees and expenses, costs of investigation, defense and resolution, the cost of enforcing any right to indemnification hereunder (regardless of whether or not the same relate to any third-party claims) and the cost of pursuing reimbursement from any insurance providers.

“Data Room” means (i) the documents relating to the Company and its business available for review by Parent or its Representatives on and as of the date of this Agreement in the virtual data site maintained on behalf of the Company at www.box.com; and (ii) the written responses or any documents provided by the Company or its Representatives to the requests for additional information made by Parent or its Representatives during the course of Parent’s due diligence and prior to the date of this Agreement.

“Deductible” has the meaning set forth in Section 8.1(e)(ii).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 1.10(a).

“Earn-out Payment” means any of the First Earn-out Payment, the Second Earn-out Payment, or the Reduced Second Earn-out Payment.

“Earn-out Payment Date” means the date of delivery of the final audited financial statements with respect to the Surviving Corporation for the relevant Measurement Period.

“Effective Time” has the meaning set forth in Section 1.1(b).

“Encumbrance” or “Encumbrances” in respect of any property or assets, means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Legal Requirement, including any lien, mortgage, charge, pledge, security interest, title retention, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other right or claim of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) that affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

“Environmental Laws” means any applicable, federal, state, local, or foreign governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

“Environmental Permits” has the meaning set forth in Section 2.22(a).

“ERISA” has the meaning set forth in Section 2.24(a).

“ERISA Affiliate” has the meaning set forth in Section 2.24(a).

“Escrow Account” has the meaning set forth in Section 1.4(f).

“Escrow Agent” has the meaning set forth in Section 1.4(f).

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit J to be executed and delivered in accordance with the terms set forth in this Agreement.

“Escrow Amount” has the meaning set forth in Section 1.4(f).

“Estimated Adjustment Amount” has the meaning set forth in Section 1.5(b).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.5(a).

“Estimated Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 1.2.

“Excluded Matters” means the Fundamental Representations, Section 8.1(e)(v), and any matters described in Section 8.1(b)(ii) – Section 8.1(b)(vi).

“FDA” has the meaning set forth in Section 2.18(b).

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et. seq.); the Public Health Service Act of 1944; and the rules and regulations promulgated and enforced thereunder by FDA.

“Final Adjustment Amount” has the meaning set forth in Section 1.5(c).

“Final Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.5(c).

“First Earn-out Payment” has the meaning set forth in Section 1.6(d)(i).

“First Measurement Period” has the meaning set forth in Section 1.6(d)(i).

“FLSA” has the meaning set forth in Section 2.19(b).

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“Government Official” means any (a) officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any fully or partially state-owned or controlled enterprise, institution or healthcare facility), or any officer, employee or other individual acting in an official capacity for a public international organization or (b) political party or official thereof or any candidate for any political office.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or union thereof, or any department, agency or instrumentality or fully-owned or partially-owned enterprise of such government or political subdivision or union, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction, in each case, with the capability of legally binding the Company or the Company Subsidiaries.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant” or “contaminant.” The term “Hazardous Materials” includes any “hazardous substances,” as defined, listed, designated or regulated under CERCLA and similar terms defined, listed, designated or regulated under analogous Legal Requirements in other jurisdictions, any “hazardous wastes” or “solid wastes,” as defined, listed, designated or regulated under RCRA and similar terms defined, listed, designated or regulated under analogous Legal Requirements in other jurisdictions, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any oil, including petroleum, fuel oil, sludge, oil refuse, and oil mixed with wastes or hydrocarbonic substance, fraction, distillate or by-product. For clarity, any office and janitorial supplies lawfully used or stored for their intended purposes will not constitute Hazardous Materials hereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as of any date of determination, (without duplication) with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to similar cash advances (including all obligations pursuant to any sale or financing of receivables); (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even when the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) any direct or indirect guarantee by such Person of Indebtedness of others; (g) all Capital Lease Obligations of such Person; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (to the extent drawn or if the Company has reason to believe that the beneficiary of such rights has a valid claim to draw on such credit documents); (i) all obligations, contingent or otherwise, of such Person in respect of any letter of credit, banker’s acceptance or similar credit transaction (to the extent drawn or if the Company has reason to believe that the beneficiary of such rights has a valid claim to draw on such credit documents); and (j) all obligations in respect of any swap, forward, cap, future, hedge or derivative transaction. The Indebtedness of any Person includes the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional payment obligations as described above and, with respect to any contingent payment obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation (provided such contingency is actually triggered); provided, however, that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (ii) Indebtedness will not include any liability for Taxes. In no event shall Indebtedness include (A) any intercompany indebtedness, (B) any indebtedness arranged by Parent or any of its Affiliates or (C) any liability included in the calculations of Closing Net Working Capital.

“Indemnification Claim Notice” has the meaning set forth in Section 8.1(a).

“Indemnified Person” or “Indemnified Persons” has the meaning set forth in Section 8.1(b).

“Independent Accounting Firm” means Ernst & Young LLP.

“Intellectual Property” means all intellectual property and associated rights that may exist or be created under the laws of any jurisdiction in the world, including all of the following: (a) Patents; (b) trademarks, service marks, trade dress, logos, trade names, design rights and other similar designations of source, whether registered or unregistered, and the goodwill associated therewith and registrations and applications for registration thereof; (c) works of authorship, copyrights and rights under copyrights, including moral rights, and any registrations and applications for registration thereof; (d) mask work rights and registrations and applications for registration thereof; (e) trade secrets and confidential information; (f) internet domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and URLs; (g) software and firmware, including source code, object code and database rights; and (h) any other proprietary rights recognized in any jurisdiction worldwide.

“IP Agreement” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, and covenants not to sue, whether written or oral, in each case relating to Intellectual Property (other than agreements relating to commercially-available, non-customized off-the-shelf software that is (i) licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (ii) not incorporated into any of the products or services of the Company or any of the Company Subsidiaries, and (iii) is generally available on standard terms for less than $10,000): (a) to which the Company or any of the Company Subsidiaries is a party; or (b) under which the Company or any of the Company Subsidiaries is a licensor or licensee.

“Knowledge of the Company” means the actual knowledge of each officer of the Company and the Company Subsidiaries, and knowledge of such facts or matters such Persons have after conducting a reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question.

“Labor Laws” has the meaning set forth in Section 2.19(b).

“Lease” or “Leases” has the meaning set forth in Section 2.21(b)(i).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that the Company or any of the Company Subsidiaries possess and/or use.

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees issued by any Governmental Authority, in each case, that is applicable to and legally binding on the Company, any of the Company Subsidiaries, or to any of their assets, properties or businesses.

“Letter of Transmittal” has the meaning set forth in Section 1.9(b).

“Life Technologies Contract” means that certain License and Supply Agreement by and between Life Technologies Corporation and Advanced Cell Diagnostics, Inc. dated January 1, 2013, as amended by First Amendment, dated October 27, 2014.

“Material Contract” has the meaning set forth in Section 2.16(c).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Non-Controlling Party” has the meaning set forth in Section 5.4(c)(ii).

“OFAC” has the meaning set forth in Section 2.29.

“OFAC Regulations” has the meaning set forth in Section 2.29.

“Open Source Software” means any Software that meets one or more of the following criteria: (a) has been distributed, contributed or otherwise transferred into the public domain, either voluntarily, involuntarily, by the operation of law or otherwise, (b) was formerly governed by intellectual property rights, all or some of which have been invalidated, terminated, expired, waived or otherwise lapsed, (c) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” intellectual property pool license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (d) is subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

“Option Termination Agreement” has the meaning set forth in Section 1.3(b)(v).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Closing Certificate” has the meaning set forth in Section 6.3(c).

“Parent Material Adverse Effect” has the meaning set forth in Section 3.3.

“Patents” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, inter partes reviews, post grant reviews, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Paying Agent” means JPMorgan Chase Bank, NA, as paying agent for the payment of the aggregate amount due to the Company Securityholders with respect to the Company Securities held by them pursuant to Section 1, or such other entity as the Securityholders’ Representative and Parent may agree prior to the Closing.

“Paying Agent Agreement” means the Paying Agent Agreement substantially in the form attached hereto as Exhibit K to be executed and delivered in accordance with the terms set forth in this Agreement.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” has the meaning set forth in Section 2.20, and, for the purposes of the representations and warranties set forth in Section 2.14 only, also includes licenses and contractual restrictions to which the Company or any of the Company Subsidiaries is a party, entered into in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Post-Signing Events” has the meaning set forth in Section 5.8(a).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and with respect to any Straddle Period, all Taxes that relate to the portion of such Straddle Period ending on and including the Closing Date.

“Pro Rata Portion” means, with respect to a Company Securityholder: (a) with respect to the Escrow Amount, Securityholders’ Representative Amount, Positive Adjustment Amount and Negative Adjustment Amount, a fraction, the numerator of which is the amount of the Closing Merger Consideration such holder is entitled to receive with respect to such holder’s Company Shares, Company Warrants and Vested Company Options and the denominator of which is the Closing Merger Consideration all Company Securityholders are entitled to receive with respect to their Company Shares, Company Warrants and Vested Company Options (excluding for purposes of such calculation, all amounts received by holders of Company Preferred Stock as a liquidation preference according to the terms of the Company Charter in effect as of immediately prior to the Effective Time); and (b) with respect to any liability beyond the Escrow Amount and Securityholders’ Representative Amount, a fraction, the numerator of which is the amount of the Closing Merger Consideration such holder is entitled to receive with respect to such holder’s Company Shares, Company Warrants and Vested Company Options and the denominator of which is the Closing Merger Consideration all Company Securityholders are entitled to receive with respect to their Company Shares, Company Warrants and Vested Company Options (excluding for purposes of such calculation, all amounts contributed to the Escrow Amount and Securityholders’ Representative Amount).

“Product Liability” means any liability, claim or expense (including attorneys’ fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product, negligent provision of services, product recall, or any other liability, claim or expense arising from the manufacturing, packaging, labeling (including instructions for use), marketing, distribution or sale of products (whether for clinical trial purposes, commercial use or otherwise).

“Reduced Second Earn-out Payment” has the meaning set forth in Section 1.6(d)(ii).

“Registered Intellectual Property” has the meaning set forth in Section 2.14(a).

“Representation Termination Date” has the meaning set forth in Section 8.1(a).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Required Consents” has the meaning set forth in Section 6.2(i).

“Required Stockholder Approval” means the approval of this Agreement and the merger contained in this Agreement by the holders of at least a majority of the Company Shares.

“Requisite Company Securityholders” has the meaning set forth in Section 1.14(c).

“Revenues” means the gross revenues of the Surviving Corporation (for clarity, services revenues but excluding grant revenues) determined in accordance with GAAP applied in a manner consistent with the past practices of the Company; provided that Revenues will not include any revenue attributable to (1) businesses acquired by Parent or the Surviving Corporation after the Closing; (2) the sale of equipment or other assets of the Surviving Corporation outside the ordinary course of business; and (3) proceeds received in connection with a bona fide financing transaction.

“Sanctions Target” has the meaning set forth in Section 2.29.

“SEC” means the United States Securities and Exchange Commission.

“Second Earn-out Payment” has the meaning set forth in Section 1.6(d)(ii).

“Second Measurement Period” has the meaning set forth in Section 1.6(d)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders’ Representative” has the meaning set forth in Section 1.14(a).

“Securityholders’ Representative Amount” has the meaning set forth in Section 1.4(g).

“Stockholder Written Consents” has the meaning set forth in Section 5.7(b).

“Software” means all computer databases, computer software and subsequent versions thereof, including firmware, programs, modules, source code, object, executable or binary code, objects, comments, screens, user interfaces, libraries, drivers, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and all other items and documentation related thereto or associated therewith, and portions thereof, including computer programs, materials, tapes, know-how, processes and other written materials.

“Specified Transaction Expenses” means all expenses incurred by or on behalf of the Company in connection with the transactions contemplated hereby but only to the extent incurred prior to the Closing (whether payable prior to or after the Closing), including the following: (a) legal, accounting, Tax, financial advisory, valuation expert, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers); (b) payments required as a result of, or made in order to obtain any consents or approvals of Governmental Authorities in connection with, the transactions contemplated by this Agreement; and (c) change in control payments required under the Cleveland Clinic Contract and the Life Technologies Contract (provided that with respect to the Life Technologies Contract, such payments will not be counted in the event they are not triggered due to the Company instead obtaining a consent to assignment). In no event, however, will any costs, fees and expenses incurred by or for the account of the Parent or any of its Affiliates, or any costs, fees or expenses incurred by the Company after the Closing, be considered Specified Transaction Expenses.

“Straddle Period” means any taxable period commencing on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means an entity in which at least 50% of its outstanding equity or financial interests are owned directly, indirectly or beneficially by another entity.

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity or membership interest, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Contest” has the meaning set forth in Section 5.4(c)(i).

“Tax Return” means any return, declaration, report, claim for refund, information statement or report or other document filed or required to be filed with a Governmental Authority with respect to Taxes (including any related or supporting schedules, statements or information).

“Third Party Claim” has the meaning set forth in Section 8.1(f).

“Third Party Intellectual Property” means all Intellectual Property that is owned by a party other than the Company or any of the Company Subsidiaries and that the Company and/or any of the Company Subsidiaries is authorized to use by a license, sublicense or other agreement.

“Unpaid Company Change in Control Payments” means Company Change in Control Payments not set forth in the Consideration Spreadsheet.

“Unpaid Company Debt” means Company Debt unpaid and outstanding at the Closing and not set forth in the Closing Debt Certificate.

“Unpaid Specified Transaction Expenses” means Specified Transaction Expenses unpaid and outstanding at the Closing and not set forth in the Closing Expense Certificate.

“WARN” has the meaning set forth in Section 2.19(b).

“Warrant Termination Agreement” has the meaning set forth in Section 1.3(b)(v).